Exhibit 4.221

NOTE PURCHASE AGREEMENT

(RENTAL CAR ASSET BACKED VARIABLE FUNDING NOTES, SERIES 2010-2)

among

RENTAL CAR FINANCE CORP.,

as Seller,

DOLLAR THRIFTY AUTOMOTIVE GROUP, INC.,

as Master Servicer,

WELLS FARGO BANK, N.A.,
as Initial Note Purchaser,

and

THE NOTE PURCHASERS FROM TIME TO TIME PARTY HERETO

dated as of June 17, 2010

TABLE OF CONTENTS

Page

ARTICLE I. DEFINITIONS	2

Section 1.01	Certain Defined Terms	2
Section 1.02	Other Definitional Provisions	5

ARTICLE II. PURCHASES; PAYMENTS; INCREASED COSTS; FUNDING LOSSES; AND TAXES	6

Section 2.01	Advances.	6
Section 2.02	Advance Procedures.	6
Section 2.03	Reduction or Increase of Series 2010-2 Maximum Invested Amount or Note Purchaser Funding Limits; Decreases.	7
Section 2.04	Series 2010-2 Interest Amount, Fees.	8
Section 2.05	[Reserved].	8
Section 2.06	Increased Capital Costs	8
Section 2.07	Eurodollar Lending Unlawful	9
Section 2.08	Deposits Unavailable	9
Section 2.09	Increased or Reduced Costs, etc.	10
Section 2.10	Funding Losses	10
Section 2.11	Taxes	10
Section 2.12	Indenture Carrying Charges	12

ARTICLE III. CLOSING	12

Section 3.01	Purchase, Sale and Delivery	12
Section 3.02	Closing	12
Section 3.03	Transactions Effected at the Closing	12

ARTICLE IV. CONDITIONS PRECEDENT	13

Section 4.01	Conditions Precedent to the Initial Advance	13
Section 4.02	Conditions Precedent to All Advances	14

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF RCFC	15

Section 5.01	Related Documents	15
Section 5.02	Authority, etc.	15
Section 5.03	Series 2010-2 Notes	16
Section 5.04	Litigation	16
Section 5.05	The Group VI Collateral	16
Section 5.06	Taxes, etc.	16
Section 5.07	Authorization	17
Section 5.08	Financial Condition of RCFC	17
Section 5.09	Securities Act	17
Section 5.10	Investment Company Act	17
Section 5.11	Full Disclosure	17

i

Section 5.12	Amortization Events	17
Section 5.13	Related Documents	17

ARTICLE VI. REPRESENTATIONS AND WARRANTIES OF DTAG	17

Section 6.01	Master Lease	18
Section 6.02	Authority, etc.	18
Section 6.03	Litigation	18
Section 6.04	Taxes, etc.	19
Section 6.05	Financial Condition of DTAG	19
Section 6.06	Full Disclosure	19
Section 6.07	Financial Statements	19

ARTICLE VII. REPRESENTATIONS, WARRANTIES AND COVENANTS WITH RESPECT TO THE NOTE PURCHASERS	19

Section 7.01	Securities Act	20

ARTICLE VIII. COVENANTS OF RCFC AND DTAG	21

Section 8.01	Access to Information	21
Section 8.02	Security Interests; Further Assurances	22
Section 8.03	Covenants	22
Section 8.04	Amendments.	22
Section 8.05	Information from DTAG	22
Section 8.06	Principal Office	23
Section 8.07	Additional Series of Notes	23
Section 8.08	Cash Audits	23
Section 8.09	Margin Stock	23
Section 8.10	Principal Payments	23
Section 8.11	Back-up Disposition Agent Agreement	23
Section 8.12	Independent Directors	24
Section 8.13	Fleet Report	24
Section 8.14	Monthly Vehicle Statements	24
Section 8.15	Weekly Vehicle Statements	24
Section 8.16	Demand Note	24
Section 8.17	Title Audit	24
Section 8.18	Non-Program Vehicle Report	24

ARTICLE IX. ADDITIONAL COVENANTS	25

Section 9.01	Legal Conditions to Closing	25
Section 9.02	Expenses	25
Section 9.03	Consents, etc.	25
Section 9.04	Third-Party Market Value	25

ARTICLE X. INDEMNIFICATION	25

Section 10.01	Indemnification.	25
Section 10.02	Procedure	26

ii

Section 10.03	Defense of Claims	26
Section 10.04	Costs, Expenses and Increased Costs under Agreement	27

ARTICLE XI. MISCELLANEOUS	27

Section 11.01	Amendments.	27
Section 11.02	Notices	28
Section 11.03	No Waiver; Remedies	28
Section 11.04	Binding Effect; Assignability	28
Section 11.05	GOVERNING LAW	29
Section 11.06	No Proceedings	29
Section 11.07	Execution in Counterparts	30
Section 11.08	No Recourse	30
Section 11.09	Limited Recourse	30
Section 11.10	Term; Survival	30
Section 11.11	Tax Characterization	31
Section 11.12	Severability; Series 2010-2 Note Rate Limitation.	31
Section 11.13	Headings	31
Section 11.14	Submission to Jurisdiction	31
Section 11.15	Characterization as Related Document; Entire Agreement	32
Section 11.16	Confidentiality.	32

EXHIBIT A                          Form of Borrowing Request
EXHIBIT B                           Form of Reduction Request
EXHIBIT C                           Form of Assignment and Assumption Agreement

SCHEDULE I                        Addresses for Notice
SCHEDULE II                       Note Purchaser Funding Limit
SCHEDULE III                      Litigation Claims

iii

NOTE PURCHASE AGREEMENT

This NOTE PURCHASE AGREEMENT, dated as of June 17, 2010 (as amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), is made among RENTAL CAR FINANCE CORP., an Oklahoma corporation (“RCFC”), DOLLAR THRIFTY AUTOMOTIVE GROUP, INC., a Delaware corporation (“DTAG” or, in its capacity as master servicer under the Master Lease referred to below, the “Master Servicer”), WELLS FARGO BANK, N.A., a national banking association (the “Initial Note Purchaser”), and the other note purchasers from time to time party hereto (such note purchasers and the Initial Note Purchaser, collectively, the “Note Purchasers”).

BACKGROUND

1.           Contemporaneously with the execution and delivery of this Agreement, RCFC is entering into (a) the Series 2010-2 Supplement, dated as of even date herewith (as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms thereof, the “Series 2010-2 Supplement”), between RCFC, as Issuer, and Deutsche Bank Trust Company Americas, a New York banking corporation, as the Trustee (in such capacity, together with its successors in trust in such capacity, the “Trustee”), to the Amended and Restated Base Indenture, dated as of February 14, 2007 (as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms thereof, the “Base Indenture” and, together with the Series 2010-2 Supplement, the “Series 2010-2 Indenture”), between RCFC and the Trustee, (b) the Master Motor Vehicle Lease and Servicing Agreement (Group VI), dated as of even date herewith (as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms thereof, the “Master Lease”), among RCFC, as lessor, the parties identified therein as the Lessees and Servicers, those additional Permitted Lessees from time to time becoming Lessees and Servicers thereunder, and DTAG, as Guarantor and Master Servicer, and (c) the other Related Documents (such term, as with the other capitalized terms used herein, shall have the meaning assigned thereto in Section 1.01 hereof) to which RCFC is a party.  Pursuant to the Series 2010-2 Supplement, RCFC will issue the Rental Car Asset Backed Variable Funding Notes, Series 2010-2 (the “Series 2010-2 Notes”).

2.           RCFC wishes to issue the Series 2010-2 Notes in favor of the Note Purchasers and to obtain the agreement of the Note Purchasers to make Advances from time to time for the purchase of some or all of the Series 2010-2 Invested Amount, all of which Advances (including the initial Advances) will constitute Increases, and all of which Advances (including the initial Advances) will be evidenced by the Series 2010-2 Notes purchased in connection herewith and will constitute purchases of some or all of the Series 2010-2 Invested Amount corresponding to the amounts of such Advances.  Subject to the terms and conditions of this Agreement, each Note Purchaser is willing to make Advances from time to time to fund purchases of some or all of the Series 2010-2 Invested Amount in an aggregate outstanding amount up to the amount set forth below its name on the signature pages to this Agreement until the commencement of the Series 2010-2 Rapid Amortization Period.  DTAG has joined in this Agreement to confirm and make certain representations, warranties and covenants for the benefit of the Note Purchasers.

NOW THEREFORE, in consideration of the premises and of the agreements herein contained, and for due and adequate consideration, which the parties hereto hereby acknowledge, the parties hereto hereby agree as follows:

ARTICLE I.
DEFINITIONS

Section 1.01                      Certain Defined Terms.  As used in this Agreement and unless the context requires a different meaning, capitalized terms used but not defined herein (including the preamble and the recitals hereto) shall have the meanings assigned to such terms in (i) the Series 2010-2 Supplement and (ii) the Definitions List attached to the Base Indenture as Schedule 1 thereto (as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms of the Base Indenture, the “Definitions List”); provided, that if any capitalized term used but not defined herein has a meaning assigned to such term in the Series 2010-2 Supplement and the Definitions List, then the meaning assigned to such term in the Series 2010-2 Supplement shall apply herein.  All references to (i) any agreement shall include amendments, restatements, modifications and supplements thereto, (ii) any applicable law or specific provision thereof shall include amendments, supplements and successors thereto, and (iii) any Person shall include such Person’s successors and permitted assigns and, in the case of any Governmental Authority, any Person succeeding to its functions and capacities, in each case except as otherwise provided herein.

In addition, the following terms shall have the following meanings, and the definitions of such terms are applicable to the singular as well as the plural form of such terms and to the masculine as well as the feminine and neuter genders of such terms:

“Additional Amounts” means all amounts owed by RCFC, without duplication, (i) pursuant to Sections 2.06, 2.09, 2.10 and 2.11 and Article X hereof and (ii) pursuant to the Fee Letters (other than the “Facility Fee” referred to therein).

“Advance” has the meaning specified in Section 2.01.

“Advance Date” means the date on which an Advance occurs.

“Applicable Indemnifying Party” has the meaning specified in Section 10.02 hereof.

“Applicable Pro Rata Share” means, at any time of determination with respect to any Note Purchaser, a fraction, the numerator of which is the unused (or, if applicable for purposes of Sections 2.02(d) or 2.04(b) hereof or the calculation of the applicable Facility Fee Rates under the Facility Fee Letter, used) Note Purchaser Funding Limit of such Note Purchaser at such time and the denominator of which is the sum of the unused (or, if applicable for purposes of Sections 2.02(d), 2.03(a) or 2.04(b) hereof or the calculation of the applicable Facility Fee Rates under the Facility Fee Letter, used) Note Purchaser Funding Limits for all Note Purchasers at such time.

“Assignment and Assumption Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit C pursuant to which a permitted assignee may become a party to this Agreement.

“Base Indenture” has the meaning set forth in the recitals hereto.

“Borrowing” has the meaning specified in Section 2.01(c) hereof.

“Borrowing Request” means a written request substantially in the form of Exhibit A hereto.

“Change in Law” means (a) any law, rule or regulation or any change therein or in the interpretation or application thereof (whether or not having the force of law), in each case adopted, issued or occurring after the Series 2010-2 Closing Date or (b) any request, guideline or directive (whether or not have the force of law) from any Governmental Authority or any arbitrator or any accounting board or authority (whether or not part of government) which is responsible for the establishment or interpretation of national or international accounting principles, in each case whether foreign or domestic (each an “Official Body”) charged with the administration, interpretation or application thereof, made, issued or occurring after the Series 2010-2 Closing Date.

“Closing” has the meaning specified in Section 3.02 hereof.

“Commission” has the meaning specified in Section 7.01 hereof.

“Confidential Information” means information that RCFC, DTAG or the applicable Lessee furnishes to any Note Purchaser (or its agents or representatives), but does not include any such information (i) that is or becomes generally available to the public other than as a result of a disclosure by such Note Purchaser or other Person to which such Note Purchaser delivered such information, (ii) that was in the possession of such Note Purchaser prior to its being furnished to such Note Purchaser by RCFC, DTAG or the applicable Lessee or (iii) that is or becomes available to a Note Purchaser from a source other than RCFC, DTAG or the applicable Lessee; provided, that with respect to clauses (ii) and (iii) such source is not (1) bound by a confidentiality agreement with RCFC, DTAG or the applicable Lessee, as the case may be, or (2) otherwise prohibited from transmitting the information by a contractual, legal or fiduciary obligation.

“Controlling Noteholder” has the meaning set forth in the Series 2010-2 Supplement.

“DTAG” has the meaning set forth in the preamble hereto.

“Facility Fee” means the fees payable to the Note Purchasers as specified in the Facility Fee Letter.

“Facility Fee Letter” means that certain fee letter entered into on the date hereof between RCFC and the Initial Note Purchaser setting forth certain fees payable by RCFC in connection with this Agreement.

“Fee Letters” means each letter agreement entered into from time to time among RCFC, and one or more of the Note Purchasers, setting forth certain fees payable by RCFC in connection with this Agreement, including, without limitation, the Facility Fee Letter.

“Flooring Audit” has the meaning set forth in Section 8.01(c) hereof.

“Governmental Actions” means any and all consents, approvals, permits, orders, authorizations, waivers, exceptions, variances, exemptions or licenses of, or registrations, declarations or filings with, any Governmental Authority required under any Governmental Rules.

“Governmental Authority” means any Federal, state, local or foreign court or governmental department, commission, board, bureau, agency, authority, instrumentality or other administrative or regulatory body.

“Governmental Rules” means any and all laws, statutes, codes, rules, regulations, ordinances, orders, writs, decrees and injunctions of any Governmental Authority and any and all legally binding conditions, standards, prohibitions, requirements and judgments of any Governmental Authority.

“Indemnified Party” means any Note Purchaser or any of its officers, directors, employees, agents, representatives or Affiliates.

“Ineligible Assignee/Participant” means any Person, including such Person’s Affiliates or franchisees, that is directly or indirectly engaged in the vehicle rental industry; provided, that, for the avoidance of doubt, a person that provides financing to a Person engaged in the vehicle rental industry shall not be considered to be directly or indirectly engaged in the vehicle rental industry as a result of such financing for purposes of this definition.

“Initial Note Purchaser” has the meaning set forth in the preamble hereto.

“Initial Series 2010-2 Note” means the Series 2010-2 Note issued on the Series 2010-2 Closing Date in the name of Wells Fargo Bank, N.A.

“Margin Stock” means “margin stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System, as amended from time to time.

“Master Lease” has the meaning set forth in the recitals hereto.

“Master Servicer” has the meaning set forth in the preamble hereto.

“Note Purchaser Funding Limit” means, with respect to each Note Purchaser, the amount identified as such in Schedule II, as reduced or increased pursuant to Section 2.03 or Section 11.01 hereof.

“Note Purchasers” has the meaning set forth in the preamble hereto.

“RCFC” has the meaning set forth in the preamble hereto.

“Series 2010-2 Base Rate Tranche” means, with respect to any Series 2010-2 Note, that portion of the Series 2010-2 Invested Amount purchased or maintained with Advances that bear interest by reference to the Base Rate.

“Series 2010-2 Eurodollar Tranche” means, with respect to any Series 2010-2 Note, that portion of the Series 2010-2 Invested Amount purchased or maintained with Advances that bear interest by reference to LIBOR.

 “Series 2010-2 Indenture” has the meaning set forth in the recitals hereto.

“Series 2010-2 Notes” has the meaning set forth in the recitals hereto.

“Series 2010-2 Supplement” has the meaning set forth in the recitals hereto.

“Series Documents” means the Fee Letters, the Series 2010-2 Indenture, the Master Collateral Agency Agreement, this Agreement, the Master Lease and any other Related Document.

“Servicer Audit Report” means a report by a firm of certified public accountants indicating that such firm has examined the most recently delivered Monthly Noteholders’ Statement and expressing such firm’s opinion that (a) the data reported, and calculations set forth, in such Monthly Noteholders’ Statement are the data required to be reported, and the calculations required to be made, in accordance with the terms of the Series 2010-2 Supplement and the other Related Documents and (b) the data reported in such Monthly Noteholders’ Statement accurately reflects the data contained in the Master Servicer’s systems and other applicable source records.

“Third Party Claim” has the meaning specified in Section 10.02 hereof.

“Trustee” has the meaning set forth in the recitals hereto.

Section 1.02                      Other Definitional Provisions.

As used herein and in any certificate or other document made or delivered pursuant hereto or thereto, accounting terms not defined in Section 1.01, and accounting terms partially defined in Section 1.01 to the extent not defined, shall have the respective meanings given to them under generally accepted accounting principles.  To the extent that the definitions of accounting terms herein are inconsistent with the meanings of such terms under generally accepted accounting principles, the definitions contained herein shall control.

(a)           The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; and Section, subsection, Schedule and Exhibit references contained in this Agreement are references to Sections, subsections, the Schedules and Exhibits in or to this Agreement unless otherwise specified.

ARTICLE II.
PURCHASES; PAYMENTS; INCREASED COSTS; FUNDING LOSSES; AND TAXES

Section 2.01                      Advances.

(a)           On the terms and subject to the conditions set forth in this Agreement and the Series 2010-2 Supplement, and in reliance on the covenants, representations, warranties and agreements herein set forth, during the Series 2010-2 Revolving Period (i) RCFC from time to time may request that the Note Purchasers advance funds to purchase or refinance the purchase of some or all of the Series 2010-2 Invested Amount (each, an “Advance”); provided, that RCFC may not request more than one Advance in any calendar month (except as otherwise agreed by the Controlling Noteholder); and (ii) the Note Purchasers shall fund such Advances.

(b)           Unless the parties hereto otherwise agree, all Advances with respect to a Note Purchaser shall be evidenced by a Series 2010-2 Note in the name of such Note Purchaser and having a principal balance that varies from time to time to reflect the Advances made by and payments made to such Note Purchaser.

(c)           All Advances on any date shall be allocated (i) with respect to the initial Advances, to the Series 2010-2 Initial Invested Amount and to each of the Series 2010-2 Notes in accordance with the Applicable Pro Rata Share of each Note Purchaser; and (ii) thereafter, in accordance with the provisions in Section 4A.2 of the Series 2010-2 Supplement for allocating Increases, to the Series 2010-2 Invested Amount and to each of the Series 2010-2 Notes in accordance with the Applicable Pro Rata Share of each Note Purchaser.  Each of the Advances to be made on any date shall be made as part of a single borrowing (each such single borrowing being a “Borrowing”).  Subject to the terms of this Agreement and the Series 2010-2 Supplement, the aggregate principal amount of the Advances and corresponding Series 2010-2 Invested Amount represented by the Series 2010-2 Notes may be increased or decreased from time to time.

Section 2.02                      Advance Procedures.

(a)           Notice.  RCFC may request Advances by sending each Note Purchaser (by facsimile) a Borrowing Request at least five (5) Business Days (or such lesser number of Business Days as may be agreed by the Controlling Noteholder) prior to the proposed Advance Date (or, in the case of the initial Advances under this Agreement, on the related Advance Date).  Each Borrowing Request shall state (i) the applicable Advance Date and (ii) the amount of the requested Advance.  Each Borrowing shall be in a minimum principal amount of two million five hundred thousand dollars ($2,500,000) and integral multiples of one hundred thousand dollars ($100,000) in excess thereof; provided, that a Borrowing may be for an amount equal to the entire remaining Series 2010-2 Maximum Invested Amount even if such amount is less than the minimum principal amount or integral multiple amount, as applicable, set forth in this sentence.

(b)           Advances.  Subject to clause (d) below, on each Advance Date identified in a Borrowing Request the Note Purchasers shall fund an Increase in the Series 2010-2 Invested Amount in the amount specified in such Borrowing Request.  Subject to the other provisions of this Agreement, Advances shall be allocated among the Note Purchasers based on their respective Applicable Pro Rata Shares.

(c)           Payment of Advances.  Each Note Purchaser severally agrees, on behalf of itself, in each case pro rata based on its Applicable Pro Rata Share, to remit the applicable Advances to RCFC on the related Advance Date not later than 3:00 p.m. New York City time on such Advance Date by wire transfer of immediately available funds in U.S. Dollars to RCFC’s account no. 01419647, ABA# 021001033, maintained at Deutsche Bank Trust Company Americas (ref:  Rental Car Finance Corp. Series 2010-2) (or such other account as may from time to time be specified by RCFC in a notice to each Note Purchaser).

(d)           Conditions Precedent.  The initial Borrowing and each subsequent Borrowing under this Agreement shall be subject to the applicable conditions precedent set forth in Article IV.  No Note Purchaser shall be required to make a portion of any Advance to the extent that, after giving effect to such Advance, (A) the portion of the Series 2010-2 Invested Amount funded or maintained by such Note Purchaser (in each case pursuant to this Agreement) would exceed (B) the product of (I) its Applicable Pro Rata Share multiplied by (II) the Series 2010-2 Maximum Invested Amount.

Section 2.03                      Reduction or Increase of Series 2010-2 Maximum Invested Amount or Note Purchaser Funding Limits; Decreases.

(a)           RCFC may reduce in whole or in part the Series 2010-2 Maximum Invested Amount or the unused Note Purchaser Funding Limits of the Note Purchasers (but not below the then outstanding Series 2010-2 Invested Amount) by giving each Note Purchaser written notice, substantially in the form of Exhibit B hereto, at least five (5) Business Days (or such lesser number of Business Days as may be agreed by the Controlling Noteholder) before such reduction is to take place; provided, however, that any partial reduction shall be in an aggregate amount of one million dollars ($1,000,000) or any integral multiples of one hundred thousand dollars ($100,000) in excess thereof.  Any such reduction in the Series 2010-2 Maximum Invested Amount or unused Note Purchaser Funding Limits shall be permanent unless a subsequent increase in the Series 2010-2 Maximum Invested Amount or Note Purchaser Funding Limits is made in accordance with the terms hereof.  RCFC shall pay any accrued and unpaid Facility Fee with respect to the reduction amount, together with an amount equal to 1.0% of the reduction amount, on the date of any such reduction, in each case on a pro rata basis (based on each Note Purchaser’s Applicable Pro Rata Share).  Reductions of the respective Note Purchaser Funding Limits shall be made on a pro rata basis (calculated as set forth in the preceding sentence).

(b)           RCFC may request an increase in the Series 2010-2 Maximum Invested Amount and a pro rata increase in the Note Purchaser Funding Limits (based on the then-current Applicable Pro Rata Share of each Note Purchaser) by written notice to each Note Purchaser at least thirty (30) days before the date on which such increase is requested to become effective.  If one or more of the Note Purchasers do not consent to such requested increase, such Note Purchaser’s aggregate Applicable Pro Rata Share of the requested increase amount (the “Reoffered Amount”) shall be reoffered to the Note Purchasers that consented to such requested increase (the “Consenting Note Purchasers”).  The Reoffered Amount (or the portion thereof that the Consenting Note Purchasers agree to add to their respective Note Purchaser Funding Limits) shall be allocated pro rata among the related Consenting Note Purchasers unless otherwise agreed by each Consenting Note Purchaser.  No such increase shall take effect with respect to a Note Purchaser unless such Note Purchaser consents in writing thereto.  Notwithstanding anything to the contrary in this Agreement, Schedules I, II and III of this Agreement may be amended, modified or changed as necessary by RCFC to give effect to any such agreed increases.

(c)           Whenever the Series 2010-2 Enhancement Amount is less than the Series 2010-2 Minimum Enhancement Amount or an Asset Amount Deficiency exists, then, on the Payment Date immediately following its discovery of such deficiency, RCFC shall decrease the Series 2010-2 Invested Amount to the extent (if any) required under Section 4A.3(a) of the Series 2010-2 Supplement and any corresponding payment shall be applied to the Series 2010-2 Notes as provided therein.

(d)           Upon at least five (5) Business Days’ (or such lesser number of Business Days as may be agreed by the Controlling Noteholder) prior irrevocable notice to each Note Purchaser and the Trustee in writing, RCFC may voluntarily reduce all or a portion of the Series 2010-2 Invested Amount in accordance with the procedures set forth in Section 4A.3(b) of the Series 2010-2 Supplement and any corresponding payment shall be applied to the Series 2010-2 Notes as provided therein.

Section 2.04                      Series 2010-2 Interest Amount, Fees.

(a)           Not later than 11:00 a.m. New York City time, on each Determination Date, each Note Purchaser holding a Series 2010-2 Note bearing interest at the Base Rate with respect to all or a portion of the Series 2010-2 Interest Period then ending (i) shall calculate the Daily Interest Amounts accrued with respect to its Series 2010-2 Note for the Base Tranche Period covering each day during such Series 2010-2 Interest Period on which its Series 2010-2 Note bore interest at the Base Rate in accordance with the provisions hereof, and (ii) shall notify the Master Servicer, the Trustee and RCFC of the same in writing (with, if requested by RCFC, a breakdown of the calculation thereof in respect of the Base Rate applicable during such Base Tranche Period).

(b)           RCFC agrees to pay (through instruction to the Trustee) on each Payment Date, in accordance with the terms and provisions of the Series 2010-2 Supplement, the portion of the Series 2010-2 Interest Amount due and payable in respect of the Series 2010-2 Note held by each Note Purchaser including all amounts payable by RCFC pursuant to the Fee Letter (including the Facility Fee).

Section 2.05                      [Reserved].

Section 2.06                      Increased Capital Costs.

(a)           If any Change in Law affects or would affect the amount of capital required or reasonably expected to be maintained by a Note Purchaser or any Person controlling a Note Purchaser and such Note Purchaser reasonably determines (in its sole and absolute discretion) that the rate of return on its or such controlling Person’s capital as a consequence of its commitment hereunder or the Advances made by such Note Purchaser is reduced to a level below that which such Note Purchaser or such controlling Person would have achieved but for the occurrence of any such circumstance, then, in any such case after notice from time to time by such Note Purchaser to RCFC, RCFC shall, within five (5) Business Days of its receipt thereof, pay to such Note Purchaser such additional amount or amounts sufficient to compensate such Note Purchaser or such controlling Person for such reduction in rate of return.  In determining such additional amount, such Note Purchaser may use any method of averaging and attribution that it (in its reasonable discretion) shall deem applicable so long as it applies such method to other similar transactions.

(b)           Any demand for payment of increased costs pursuant to Section 2.06(a) shall include a certificate setting forth in reasonable detail the computation of such increased costs and specifying the basis therefor and such other information as may be reasonably requested by RCFC.  In the absence of manifest error, such certificate shall be conclusive and binding for all purposes.  Each Note Purchaser shall use reasonable efforts to mitigate the effect upon RCFC of any such increased costs or capital requirements; provided, that it shall not be obligated to take any action that it determines would be disadvantageous to it or inconsistent with its policies.

Section 2.07                      Eurodollar Lending Unlawful.  If a Note Purchaser shall reasonably determine and notify RCFC (which determination shall, upon such notice, be conclusive and binding on RCFC absent manifest error) that the introduction of or any change in or in the interpretation of any law, rule or regulation after the date hereof makes it unlawful, or any Governmental Authority asserts after the date hereof that it is unlawful, for the Series 2010-2 Notes of such Note Purchaser to accrue interest at an interest rate based on LIBOR, such Series 2010-2 Notes shall accrue interest at the Base Rate commencing on the next applicable Series 2010-2 Interest Period or sooner, if required by such law or assertion, and continuing for so long as such circumstance shall exist.

Section 2.08                      Deposits Unavailable.  If a Note Purchaser shall have reasonably determined that:

(a)           Dollar deposits in the relevant amount and for the relevant Series 2010-2 Interest Period are not available to such Note Purchaser in the relevant market; or

(b)           such Note Purchaser has notified RCFC that, with respect to any interest rate otherwise applicable hereunder to an Advance under the Series 2010-2 Eurodollar Tranche, the Series 2010-2 Interest Period for which has not then commenced, such interest rate will not adequately reflect the cost to such Note Purchaser of making, funding, agreeing to make or fund or maintaining such Advance for such Series 2010-2 Interest Period, then, upon notice from such Note Purchaser to RCFC, the obligations of such Note Purchaser to make or continue any Advance as, or to convert any Advances into, part of the Series 2010-2 Eurodollar Tranche shall forthwith be suspended until such Note Purchaser shall notify RCFC that the circumstances causing such suspension no longer exist, and such Note Purchaser shall immediately convert all such Advances of such Note Purchaser into a Series 2010-2 Base Rate Tranche at the end of the then current Series 2010-2 Interest Period with respect thereto or sooner, if required for the reason set forth in clause (a) above.

Section 2.09                      Increased or Reduced Costs, etc.  RCFC agrees to reimburse each Note Purchaser for any increase in the cost of, or any reduction in the amount of any sum receivable by such Note Purchaser, including reductions in the rate of return on such Note Purchaser’s capital, in respect of making, continuing or maintaining (or of its obligation to make, continue or maintain) any Advances as, or of converting (or of its obligation to convert) any Advances into, part of the Series 2010-2 Eurodollar Tranche that arise in connection with any Change in Law, except for any Changes in Law with respect to increased capital costs and except for any taxes that are governed by Sections 2.06 and 2.11, respectively.  Each such demand shall be provided to RCFC in writing and shall state, in reasonable detail, the reasons therefor and the additional amount required fully to compensate the Note Purchaser for such increased cost or reduced amount or return.  Such additional amounts shall be payable by RCFC to the Note Purchaser on the next Payment Date to occur at least five (5) Business Days after RCFC’s receipt of such notice, and such notice shall, in the absence of manifest error, be conclusive and binding on RCFC.

Section 2.10                      Funding Losses.  If a Note Purchaser shall incur any loss or expense (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Note Purchaser to make, continue or maintain any portion of the principal amount of any Advance as part of the Series 2010-2 Eurodollar Tranche or to convert any portion of the principal amount of any Advance into part of the Series 2010-2 Eurodollar Tranche) as a result of:

(a)           any conversion, repayment or prepayment (for any reason, including, without limitation, as a result of the acceleration of the maturity of the Series 2010-2 Eurodollar Tranche) of the principal amount of any portion of the Series 2010-2 Eurodollar Tranche on a date other than the scheduled last day of the Eurodollar Tranche Period applicable thereto;

(b)           any Advance not being made as an Advance under the Series 2010-2 Eurodollar Tranche after a request for such an Advance has been made in accordance with the terms contained herein (other than as a result of default or failure to perform by any Note Purchaser); or

(c)           any failure of RCFC to reduce the Series 2010-2 Maximum Invested Amount or the unused Note Purchaser Funding Limits after giving notice thereof pursuant to Section 2.03(a) hereof,

then, upon the written notice of such Note Purchaser to RCFC, RCFC shall, on the next Payment Date to occur at least five (5) Business Days after its receipt thereof, pay to such Note Purchaser such amount as will (in the reasonable determination of such Note Purchaser) reimburse such Note Purchaser for such loss or expense.  Such written notice (which shall include calculations in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on RCFC.

Section 2.11                      Taxes.  All payments by RCFC of principal of, and interest on, the Series 2010-2 Notes and all other amounts payable hereunder (including fees) to or on behalf of any Note Purchaser shall be made free and clear of and without deduction for any present or future income, excise, documentary, property, stamp or franchise taxes and other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding in the case of any Note Purchaser (w) net income, franchise or similar taxes (including branch profits taxes or alternative minimum tax) imposed or levied on the Note Purchaser as a result of a connection between the Note Purchaser and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from such Note Purchaser having executed, delivered or performed its obligations or received a payment under, or enforced by, this Agreement), (x) any United States backup withholding tax and (y) with respect to any Note Purchaser organized under the laws of a jurisdiction other than the United States (“Foreign Affected Person”), any withholding tax that is imposed on amounts payable to the Foreign Affected Person at the time the Foreign Affected Person becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Affected Person (or its assignor, if any) was already entitled, at the time of the designation of the new lending office (or assignment), to receive additional amounts from RCFC with respect to withholding tax (such non-excluded items being called “Taxes”).

Moreover, if any Taxes are directly asserted against any Note Purchaser with respect to any payment received by such Note Purchaser or its agent from RCFC, such Note Purchaser or its agent may pay such Taxes and RCFC will promptly upon receipt of written notice stating the amount of such Taxes pay such additional amounts (including any penalties, interest or expenses) as are necessary in order that the net amount received by such Note Purchaser after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount such Person would have received had such Taxes not been asserted.

If RCFC fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to a Note Purchaser or its agent the required receipts or other required documentary evidence, RCFC shall indemnify such Note Purchaser and its agent for any incremental Taxes, interest or penalties that may become payable by such Note Purchaser or its agent as a result of any such failure.  For purposes of this Section 2.11, any payment made by RCFC to an agent of a Note Purchaser shall be deemed a payment made by RCFC directly to such Note Purchaser.

Upon the request of RCFC, each Foreign Affected Person shall execute and deliver to RCFC, prior to the initial due date of any payments to it under the Series 2010-2 Notes and hereunder and to the extent permissible under then current law, and on or about the first scheduled payment date in each calendar year thereafter, one or more (as RCFC may reasonably request) United States Internal Revenue Service Forms W-8BEN, Forms W-8ECI or Forms W-9, or successor applicable forms, or such other forms or documents (or successor forms or documents), appropriately completed, as may be applicable to establish the extent, if any, to which a payment to such Foreign Affected Person is exempt from withholding or deduction of Taxes.  Each Foreign Affected Person shall (and shall cause other persons acting on its behalf to) take any action (including entering into any agreement with the Internal Revenue Service) and comply with any information gathering and reporting requirements, in each case, that are required to obtain the maximum available exemption from any U.S. federal withholding taxes that is available to payments received by or on behalf of such Foreign Affected Person. RCFC shall not, however, be required to pay any increased amount under this Section 2.11 to any Note Purchaser that is organized under the laws of a jurisdiction other than the United States if such Note Purchaser fails to comply with the requirements set forth in this paragraph.

If a Note Purchaser determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.11, it shall pay over such refund to RCFC (but only to the extent of indemnity payments made, or additional amounts paid under this Section 2.11 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of such Note Purchaser and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that RCFC, upon the request of such Note Purchaser, agrees to repay the amount paid over to RCFC (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Note Purchaser in the event such Note Purchaser is required to repay such refund to such Governmental Authority.  This Section 2.11 shall not be construed to require a Note Purchaser to make available its tax returns (or any other information relating to its taxes which it deems confidential) to RCFC or any other Person.

Section 2.12                      Indenture Carrying Charges.  Notwithstanding anything to the contrary contained herein, any amounts payable by RCFC under Sections 2.06, 2.09, 2.10, 2.11 and Article X shall constitute Carrying Charges within the meaning of the Series 2010-2 Supplement.

ARTICLE III.
CLOSING

Section 3.01                      Purchase, Sale and Delivery.  On the basis of the representations, warranties and agreements in this Agreement, but subject to the terms and conditions in this Agreement, RCFC agrees to sell to the Initial Note Purchaser, and the Initial Note Purchaser agrees to purchase from RCFC, the Initial Series 2010-2 Note.  The Series 2010-2 Note purchased by the Initial Note Purchaser will be initially registered in the name of Wells Fargo Bank, N.A.

Section 3.02                      Closing.  The closing (the “Closing”) of the purchase and sale of the Initial Series 2010-2 Note shall take place at the offices of Latham & Watkins LLP in New York, New York on the Series 2010-2 Closing Date, or if the conditions to closing set forth in Article IV of this Agreement shall not have been satisfied or waived by such date, as soon as practicable after such conditions shall have been satisfied or waived, or at such other time, date and place as the parties shall agree upon.

Section 3.03                      Transactions Effected at the Closing.  At the Closing (a) upon satisfying the conditions precedent set forth in Sections 4.01 and 4.02, the Initial Note Purchaser shall deliver to RCFC funds in an amount equal to the sum of the Advances requested, if any, pursuant to Section 2.02 (by wire transfer of immediately available funds in U.S. Dollars to the bank account designated in Section 2.02(c)); (b) in consideration of such Advances, if any, and the commitment to make Advances hereunder, RCFC shall be deemed to have sold the applicable Initial Series 2010-2 Note to such Note Purchaser and such Note Purchaser shall be deemed to have purchased the Initial Series 2010-2 Note from RCFC; and (c) RCFC shall instruct the Trustee to authenticate and deliver the Initial Series 2010-2 Note to the Initial Note Purchaser.

ARTICLE IV.
CONDITIONS PRECEDENT

Section 4.01                      Conditions Precedent to the Initial Advance.  The obligation of the Initial Note Purchaser to make an initial Advance is subject to the satisfaction at the time of funding the initial Advance of the following conditions (any or all of which may be waived by the Initial Note Purchaser in its sole discretion):

(a)           Corporate Documents.  The Initial Note Purchaser shall have received copies of (i) the Certificate of Incorporation and By-Laws of RCFC, DTAG and DTG Operations, (ii) board of directors resolutions of RCFC, DTAG and DTG Operations with respect to the transactions contemplated by the Series Documents, and (iii) incumbency certificate of RCFC, DTAG and DTG Operations, each certified by appropriate corporate authorities.

(b)           Opinions of Counsel to RCFC, DTAG and DTG Operations.  Counsel to RCFC, DTAG and DTG Operations shall have delivered to the Initial Note Purchaser favorable opinions, dated the date hereof and reasonably satisfactory in form and substance to the Initial Note Purchaser and its counsel, covering due authorization, enforceability, true lease and non-consolidation, perfection and priority matters, debt for tax and such other matters as the Initial Note Purchaser shall reasonably request.

(c)           Opinion of Counsel to the Trustee.  Counsel to the Trustee shall have delivered to the Initial Note Purchaser a favorable opinion, dated the date hereof and reasonably satisfactory in form and substance to the Initial Note Purchaser and its counsel.

(d)           Uniform Commercial Code Filings.  The Initial Note Purchaser shall have received Uniform Commercial Code financing statements, in proper form for filing, as may be necessary to perfect or evidence the assignment by RCFC to the Trustee of its interests in the Group VI Collateral, the proceeds thereof and the security interests granted pursuant to the Series 2010-2 Indenture and the Master Collateral Agency Agreement.

(e)           Documents.  The Initial Note Purchaser shall have received a duly executed Series 2010-2 Note in its name and a duly executed counterpart of each of the Series Documents and each and every document (including, without limitation, the Facility Fee Letter) or certification delivered by any party pursuant to Section 4A.2 of the Series 2010-2 Supplement, Section 2.2 of the Base Indenture or this Agreement, and each such document shall be in full force and effect.

(f)           Approvals and Consents.  All Governmental Actions of all Governmental Authorities required to be obtained or made by RCFC, DTAG or DTG Operations with respect to the transactions contemplated by the Series Documents and the other documents related thereto shall have been obtained or made.

(g)           Fees.  The Initial Note Purchaser shall have received payment of the fees then payable to it pursuant to the Fee Letters.

Section 4.02                      Conditions Precedent to All Advances.  Each Advance by each Note Purchaser is subject to the satisfaction at the time of such Advance of the following conditions (any or all of which may be waived with respect to a Note Purchaser in its sole discretion):

(a)           Series 2010-2 Indenture.  The applicable conditions precedent set forth in Section 4A.2 of the Series 2010-2 Indenture shall have been satisfied in all material respects.

(b)           Performance by RCFC, DTAG and DTG Operations.  All the terms, covenants, agreements and conditions of the Series Documents to which they are parties to be complied with and performed by RCFC, DTAG, DTG Operations and any other Permitted Lessee that is then a Lessee under the Master Lease at or before the time of such Advance shall have been complied with and performed in all material respects.

(c)           Representations and Warranties.  Each of the representations and warranties of RCFC, DTAG, DTG Operations and any other Permitted Lessee that is then a Lessee under the Master Lease made in the Series Documents to which they are parties shall be true and correct in all material respects as of the time of such Advance (except to the extent they expressly relate to an earlier or later time).

(d)           No Actions or Proceedings.  No action, suit, proceeding or investigation by or before any Governmental Authority shall have been instituted to restrain or prohibit the consummation of, or to invalidate, the transactions contemplated by the Series Documents and the documents related thereto in any material respect.

(e)           Credit Enhancement.  The sum of (i) the Series 2010-2 Letter of Credit Amount, (ii) the Series 2010-2 Cash Liquidity Amount and (iii) the Series 2010-2 Available Subordinated Amount shall be in an amount at least equal to the Series 2010-2 Minimum Enhancement Amount.

(f)           Minimum Series 2010-2 Letter of Credit Amount.  The Series 2010-2 Letter of Credit Amount shall at least equal the Series 2010-2 Minimum Letter of Credit Amount.

(g)           Opinion of Counsel to the Letter of Credit Provider. Counsel to the Series 2010-2 Letter of Credit Provider, if a Series 2010-2 Letter of Credit has been delivered on or prior to the date of such Advance, shall have delivered to the Note Purchasers favorable opinions as to the validity and enforceability of the Series 2010-2 Letter of Credit on the date the Series 2010-2 Letter of Credit was delivered.

(h)           Reports.  Each Note Purchaser shall have received copies of the most recent Monthly Noteholders’ Statement provided to the Trustee pursuant to Section 5.4 of the Base Indenture and the most recent Monthly Vehicle Statement provided to RCFC pursuant to Section 24.4(f) of the Master Lease.

(i)           Series Documents.  The Series Documents shall be in full force and effect and, at the time of such Advance, all conditions to the issuance of the Series 2010-2 Notes and any Increases under the Series 2010-2 Supplement and under Section 2.2 of the Base Indenture shall have been satisfied.

(j)           Revolving Period; Amortization Events. The Series 2010-2 Revolving Period shall not have ended, and with respect to any Group VI Series of Notes no Amortization Event, Liquidation Event of Default, Limited Liquidation Event of Default or Potential Amortization Event, shall have occurred and be continuing or shall result from such Borrowing.

(k)           Note Purchaser Funding Limit.  With respect to a particular Note Purchaser, the portion of the Series 2010-2 Invested Amount attributable to such Note Purchaser shall not exceed the Note Purchaser Funding Limit of such Note Purchaser (after giving effect to such Advance);

(l)           Interest Rate Cap.  RCFC shall have acquired and shall be maintaining in force one or more Series 2010-2 Interest Rate Caps in accordance with the terms of the Series 2010-2 Indenture.

(m)           Maximum Manufacturer Percentages.  The percentage of Group VI Vehicles manufactured by each Eligible Manufacturer shall not exceed the Maximum Manufacturer Percentage of Vehicles set forth next to such Eligible Manufacturer’s name on Schedule 1 of the Series 2010-2 Supplement (as amended pursuant to the terms of the Series 2010-2 Indenture from time to time).

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF RCFC

RCFC hereby makes the following representations and warranties to the Note Purchasers, as of each Advance Date (except to the extent they expressly relate to an earlier or later time), and the Note Purchasers be deemed to have relied on such representations and warranties in making (or committing to make) each Advance on each Advance Date.

Section 5.01                      Related Documents.  The representations and warranties of RCFC set forth in the Base Indenture and any other Related Document are true and correct in all material respects.

Section 5.02                      Authority, etc.

(a)           RCFC has been duly organized and is validly existing and in good standing as a corporation under the laws of the State of Oklahoma, with corporate power and authority to own its properties and to transact the business in which it is now engaged, and RCFC is duly qualified to do business and is in good standing (or is exempt from such requirements) in each State of the United States where the nature of its business requires it to be so qualified unless the failure to be so qualified and in good standing would not have a material adverse effect on the interests of the Note Purchasers.

(b)           The issuance, sale, assignment and conveyance of the Series 2010-2 Notes, the performance of RCFC’s obligations under this Agreement and the other Series Documents to which it is a party and the consummation of the transactions herein and therein contemplated will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any Lien (other than any Lien created by the Series Documents) upon any of the property or assets of RCFC pursuant to the terms of, any indenture, mortgage, deed of trust, loan agreement or other material agreement or instrument to which it is bound or to which any of its property or assets is subject, nor will such action result in any violation of the provisions of its Certificate of Incorporation or By-Laws or any Governmental Rule applicable to RCFC.

(c)           No Governmental Action which has not been obtained or made by RCFC is required to be obtained or made by RCFC in connection with the execution and delivery of the Series 2010-2 Notes or any of the Series Documents to which it is a party by RCFC or the consummation by RCFC of the transactions contemplated hereby or thereby.

(d)           Each of the Series Documents to which it is a party has been duly authorized, executed and delivered by RCFC, and is the valid and legally binding obligation of RCFC, enforceable against RCFC in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

Section 5.03                      Series 2010-2 Notes.  The Series 2010-2 Notes have been duly and validly authorized by RCFC, and, when executed and authenticated in accordance with the terms of the Series 2010-2 Indenture, and delivered to and paid for in accordance with this Agreement, will be duly and validly issued and outstanding and will be entitled to the benefits of the Series 2010-2 Indenture.

Section 5.04                      Litigation.  There is no pending or, to RCFC’s knowledge, threatened action, suit or proceeding by or against RCFC before any Governmental Authority or any arbitrator (i) with respect to the Group VI Collateral, any Series Document, the Series 2010-2 Notes or any of the transactions contemplated herein or therein, or (ii) with respect to RCFC which, in the case of any such action, suit or proceeding with respect to RCFC, if adversely determined, would have a material adverse effect on the ability of RCFC to perform its obligations hereunder or thereunder.

Section 5.05                      The Group VI Collateral.  The Trustee or the Master Collateral Agent, as applicable, has a first priority perfected security interest in the Group VI Collateral free and clear of all Liens, except for Liens permitted under Section 7.15 of the Base Indenture.

Section 5.06                      Taxes, etc.  Any taxes, fees and other charges of Governmental Authorities applicable to RCFC, except for franchise or income taxes, in connection with the execution, delivery and performance by RCFC of the Series Documents to which it is a party or otherwise applicable to RCFC in connection with the transactions contemplated herein or therein have been paid or will be paid by RCFC at or prior to the Series 2010-2 Closing Date or such Advance Date, as applicable, to the extent then due.

Section 5.07                      Authorization. RCFC has authorized the Trustee to authenticate and deliver the Series 2010-2 Notes to each Note Purchaser.

Section 5.08                      Financial Condition of RCFC.  RCFC is not insolvent or the subject of any voluntary or involuntary bankruptcy proceeding.

Section 5.09                      Securities Act.  Assuming the accuracy of the representations of the Initial Note Purchaser set forth in Section 7.01 and compliance with the provisions of Section 7.01 and assuming there has been no general solicitation or general advertising within the meaning of the Securities Act, the offer and sale of the Series 2010-2 Notes by RCFC to the Initial Note Purchaser pursuant to and in the manner contemplated by this Agreement is a transaction exempt from the registration requirements of the Securities Act, and the Base Indenture is not required to be qualified under the Trust Indenture Act.

Section 5.10                      Investment Company Act. RCFC is not an “investment company” or controlled by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 5.11                      Full Disclosure.  No written information furnished or to be furnished by RCFC or any of its agents or representatives to the Note Purchasers for purposes of or in connection with this Agreement, including, without limitation, any information relating to the Group VI Collateral is or shall be inaccurate in any material respect, or contains or shall contain any material misstatement of fact, or omits or shall omit to state a material fact necessary to make the statements contained therein not misleading, in each case as of the date such information was or shall be stated or certified; provided, that with respect to any projections or forecasts heretofore or hereafter furnished by or on behalf of RCFC, RCFC represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time such information was prepared.

Section 5.12                      Amortization Events.  No Amortization Event, Liquidation Event of Default, Limited Liquidation Event of Default or Potential Amortization Event has occurred and is continuing with respect to any Group VI Series of Notes.

Section 5.13                      Related Documents.  RCFC has furnished to the Initial Note Purchaser true, accurate and complete copies of all other Related Documents to which it is a party as of the Series 2010-2 Closing Date, all of which Related Documents are in full force and effect as of the Series 2010-2 Closing Date and reflect all amendments or modifications as of such date.

ARTICLE VI.
REPRESENTATIONS AND WARRANTIES OF DTAG

DTAG hereby makes the following representations and warranties to the Note Purchasers as of each Advance Date (except to the extent they expressly relate to an earlier or later time), and the Note Purchasers shall be deemed to have relied on such representations and warranties in making (or committing to make) each Advance on each Advance Date.

Section 6.01                      Master Lease.  Each representation and warranty of DTAG set forth in the Master Lease and each other Related Document to which it is a party (including any representations and warranties made by it as Master Servicer) is true and correct in all material respects as of the date originally made and as of the Series 2010-2 Closing Date.

Section 6.02                      Authority, etc.

(a)           Each of DTAG, DTG Operations and any other Permitted Lessee that is then a Lessee under the Master Lease has been duly organized and is validly existing and in good standing as a corporation under the laws of the jurisdiction of its incorporation, with corporate power and authority to own its properties and to transact the business in which it is now engaged, and each of DTAG, DTG Operations and any such Permitted Lessee is duly qualified to do business and is in good standing (or is exempt from such requirements) in each State of the United States where the nature of its business requires it to be so qualified unless the failure to be so qualified and in good standing would not have a material adverse effect on the interests of the Note Purchasers.

(b)           The performance of the obligations of each of DTAG, DTG Operations and any other Permitted Lessee that is then a Lessee under the Master Lease under the Series Documents to which any of them is a party and the consummation of the transactions herein and therein contemplated will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any Lien (other than any Lien created by the Series Documents) upon any of the property or assets of DTAG, DTG Operations or any such Permitted Lessee pursuant to the terms of, any indenture, mortgage, deed of trust, loan agreement or other material agreement or instrument to which it or any of its Affiliates is bound or to which any of its property or assets is subject, nor will such action result in any violation of the provisions of its Certificate of Incorporation or By-Laws or any Governmental Rule applicable to DTAG, DTG Operations or any such Permitted Lessee.

(c)           No Governmental Action which has not been obtained or made by DTAG, DTG Operations or any other Permitted Lessee that is then a Lessee under the Master Lease is required to be obtained or made by DTAG, DTG Operations or any such Permitted Lessee in connection with any of the Series Documents to which any of them is a party.

(d)           Each of the Series Documents to which any of them is a party has been duly authorized, executed and delivered by DTAG, DTG Operations or any other Permitted Lessee that is then a Lessee under the Master Lease, and is the valid and legally binding obligation of DTAG, DTG Operations or any such Permitted Lessee, as the case may be, enforceable against DTAG, DTG Operations or any such Permitted Lessee, as the case may be, in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

Section 6.03                      Litigation.  Except as set forth in Schedule III hereto, there is no pending or, to the knowledge of DTAG, threatened action, suit or proceeding by or against DTAG, DTG Operations or any other Permitted Lessee that is then a Lessee under the Master Lease before any Governmental Authority or any arbitrator (i) with respect to any Series Document or any of the transactions contemplated herein or therein, or (ii) with respect to DTAG, DTG Operations or any such Permitted Lessee, which, in the case of any such action, suit or proceeding with respect to DTAG, DTG Operations or any such Permitted Lessee, if adversely determined, would have a material adverse effect on the ability of DTAG, DTG Operations or any such Permitted Lessee to perform its obligations hereunder or thereunder.

Section 6.04                      Taxes, etc.  Any taxes, fees and other charges of Governmental Authorities applicable to DTAG, DTG Operations or any other Permitted Lessee that is then a Lessee under the Master Lease, except for franchise or income taxes, in connection with the execution, delivery and performance by DTAG, DTG Operations or any such Permitted Lessee of the Series Documents to which any of them is a party or otherwise applicable to DTAG, DTG Operations or any such Permitted Lessee in connection with the transactions contemplated herein or therein have been paid or will be paid by DTAG, DTG Operations or any such Permitted Lessee, as the case may be, at or prior to the Series 2010-2 Closing Date or such Advance Date, as applicable, to the extent then due.

Section 6.05                      Financial Condition of DTAG.  None of DTAG, DTG Operations or any other Permitted Lessee that is then a Lessee under the Master Lease is insolvent or the subject of any insolvency proceeding.

Section 6.06                      Full Disclosure.  No written information furnished or to be furnished by DTAG, DTG Operations or any other Permitted Lessee that is then a Lessee under the Master Lease or their respective agents or representatives to the Initial Note Purchaser for purposes of or in connection with the Series Documents is or shall be inaccurate in any material respect, or contains or shall contain any material misstatement of fact, or omits or shall omit to state a material fact necessary to make the statements contained therein not misleading, in each case as of the date such information was or shall be stated or certified; provided that with respect to any projections or forecasts heretofore or hereafter furnished by or on behalf of DTAG, DTG Operations or any such Permitted Lessee, DTAG represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time such information was prepared.

Section 6.07                      Financial Statements.  The audited consolidated balance sheet of Dollar Thrifty Automotive Group, Inc. and its Subsidiaries as of December 31, 2009 and the related statements of income, stockholders equity and cash flows for the year ending on such date (the “Financial Statements”), have been prepared in accordance with GAAP and present fairly in all material respects the consolidated financial position of Dollar Thrifty Automotive Group, Inc. and its Subsidiaries as of the date thereof and the consolidated results of their operations for the periods covered thereby.

ARTICLE VII.
REPRESENTATIONS, WARRANTIES AND COVENANTS
WITH RESPECT TO THE NOTE PURCHASERS

Each Note Purchaser hereby makes the following representations, warranties and covenants to RCFC and DTAG, as of the Series 2010-2 Closing Date and as of each Advance Date provided that no Note Purchaser shall be deemed to make any representation, warranty or covenant as to any Advance Date which occurred prior to the time that it became a Note Purchaser, and RCFC and DTAG shall have relied upon such representations, warranties and covenants in entering into this Agreement and in consummating the transactions contemplated by this Agreement (including the issuance of and each Increase in the Series 2010-2 Notes).

Section 7.01                      Securities Act.  The Series 2010-2 Notes acquired by any Note Purchaser pursuant to this Agreement will be acquired for investment only and not with a view to any distribution, resale or other transfer thereof, except as contemplated by the next sentence.  No Note Purchaser shall sell or offer to sell or otherwise transfer its interest in any Series 2010-2 Note acquired by it, except (A) in accordance with the Series 2010-2 Indenture and this Agreement and (B) (i) to RCFC or (ii) in a transaction exempt from the registration requirements of the Securities Act and applicable state securities or “blue sky” laws, to a Person who such Note Purchaser reasonably believes is a qualified institutional buyer (within the meaning thereof in Rule 144A under the Securities Act) that is aware that the resale or other transfer is being made in reliance upon Rule 144A.  Each Note Purchaser acknowledges that it has no right to require RCFC to register under the Securities Act, or any other securities law, any Series 2010-2 Note to be acquired by any Note Purchaser pursuant to this Agreement.  Each Note Purchaser shall comply with all applicable federal and state securities laws in connection with any subsequent resale of the Series 2010-2 Notes.

Each Note Purchaser has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Series 2010-2 Notes and each Note Purchaser is able to bear the economic risk of such investment.  Each Note Purchaser has reviewed the Base Indenture and other Series Documents (including the schedules and exhibits thereto) and has had the opportunity to perform due diligence with respect thereto and to ask questions of and receive answers from RCFC and its representatives concerning RCFC, the Group VI Collateral, the Series Documents and the Series 2010-2 Notes.  Each Note Purchaser that is purchasing or has purchased, as applicable, Series 2010-2 Notes or an interest therein from RCFC is an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) of Regulation D promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act.  Each Note Purchaser is a “qualified institutional buyer” within the meaning of Rule 144A promulgated by the Commission under the Securities Act.  Each Note Purchaser is purchasing the Series 2010-2 Notes for its own account for investment purposes only and not with a view to distribution, subject, nevertheless, to the understanding that the disposition of its property shall at all times be and remain within its control and be in accordance with the provisions of this Section 7.01.

Each Note Purchaser understands that the offering and sale of the Series 2010-2 Notes have not been and will not be registered under the Securities Act, and have not and will not be registered or qualified under any applicable “blue sky” or state securities law, and that the offering and sale of the Series 2010-2 Notes have not been reviewed by, passed on or submitted to the Commission or any other Governmental Authority.  Each Note Purchaser understands that the Series 2010-2 Notes will bear the legend set out in the form of Series 2010-2 Notes attached as Exhibit A to the Series 2010-2 Supplement and be subject to the restrictions on transfer described in such legend.

ARTICLE VIII.
COVENANTS OF RCFC AND DTAG

Section 8.01                      Access to Information.

(a)           So long as any Series 2010-2 Note remains outstanding, RCFC and DTAG will, at any time from time to time during regular business hours with reasonable notice to RCFC or DTAG, as the case may be, permit the Controlling Noteholder, or its agents or representatives, to access the offices of the Master Servicer, any Lessee, DTAG or RCFC (i) to examine, inspect, audit, make copies of and abstracts from all books and records and documentation (including, without limitation, the Monthly Noteholders’ Statements) relating to the Group VI Collateral and to discuss the affairs, finances and accounts with their officers, directors, employees and independent public accountants and on such other terms as are provided to the Trustee under Section 7.8 of the Base Indenture, (ii) to visit the offices and properties of the Master Servicer, any Lessee, DTAG or RCFC for the purpose of examining such materials described in clause (i) above, and to discuss matters relating to the Group VI Collateral, or the administration and performance of the Series 2010-2 Indenture and the other Series Documents, with any of the officers or employees of the Master Servicer, any Lessee, DTAG and/or RCFC, as applicable, having knowledge of such matters, (iii) in connection with any Servicer Audit Report and the related examination as set forth in clause (b) below and (iv) in connection with any Flooring Audit and the related examination as set forth in clause (c) below.

(b)           Upon reasonable advance notice to DTAG and RCFC, the Controlling Noteholder may, at its sole cost and expense, select a firm of independent certified public accountants, which firm shall be reasonably acceptable to DTAG and may be the accountants of DTAG, and cause such firm to audit the servicing of the Group VI Collateral by the Master Servicer and the performance of the Group VI Collateral and to deliver to the Note Purchasers a Servicer Audit Report (in form reasonably acceptable to the Controlling Noteholder) twice per calendar year; provided, that after the occurrence and during the continuance of a Potential Amortization Event or an Amortization Event, such request for a Servicer Audit Report may be made at any time upon reasonable advance notice without limitation as to frequency and such Servicer Audit Reports shall be at RCFC’s sole cost and expense.

(c)           Twice per calendar year, upon reasonable advance notice to DTAG and each Lessee, the Controlling Noteholder may, at its sole cost and expense, visit the offices, properties and/or selected rental locations of each Lessee for purposes of inspecting the Group VI Vehicles at such offices, properties and/or rental locations (in each case, a “Flooring Audit”); provided, that after the occurrence and during the continuance of a Potential Amortization Event or an Amortization Event, such request for a Flooring Audit may be made at any time upon reasonable advance notice without limitation as to frequency and such Flooring Audits shall be at RCFC’s sole cost and expense.  In connection with each such Flooring Audit, DTAG shall provide the Controlling Noteholder with (i) a list of all Group VI Vehicles at such offices, properties and/or rental locations and (ii) access to each such Group VI Vehicle for purposes of a physical inspection (or, if at the time of such Flooring Audit, any Group VI Vehicle is either rented by a customer or undergoing maintenance, access to the related rental agreement or maintenance agreement, respectively).

Section 8.02                      Security Interests; Further Assurances.  RCFC and DTAG shall take all action necessary to maintain the Trustee’s first priority perfected security interest for the benefit of the Group VI Noteholders in the Group VI Collateral granted pursuant to Section 3.1 of the Base Indenture, Section 3.1 of the Series 2010-2 Supplement and Section 2.1 of the Master Collateral Agency Agreement.  RCFC and DTAG agree to take any and all acts and to execute any and all further instruments necessary or reasonably requested by the Controlling Noteholder, the Trustee or the Master Collateral Agent to more fully effect the purposes of this Agreement.

Section 8.03                      Covenants.  RCFC and DTAG shall duly observe and perform, and cause the Lessees to duly observe and perform, each of their respective covenants set forth in the Series Documents to which they are parties.

Section 8.04                      Amendments.

(a)           Neither RCFC nor DTAG shall make, or permit the Lessees to make, except as contemplated by Section 3.2(a) of the Base Indenture with respect to the Master Lease or clauses (c) through (h) of Section 11.1 of the Base Indenture, any amendment, modification or change to, or provide any waiver under, any Series Document to which they are party (other than this Agreement) with respect to the Series 2010-2 Notes or the Group VI Collateral or otherwise relating to or affecting the rights of the Series 2010-2 Noteholders without the prior written consent of the Series 2010-2 Required Noteholders, which consent shall not be unreasonably withheld, conditioned or delayed; it being agreed, for the avoidance of doubt, that this Section 8.04(a) shall not apply to the issuance as contemplated in Section 11.1(a) of the Base Indenture of any new Series of Notes that is not a Group VI Series of Notes.

(b)           RCFC shall not amend any of its organizational documents, including its Certificate of Incorporation, without the prior written consent of the Series 2010-2 Required Noteholders and otherwise in accordance with Section 7.22 of the Base Indenture.

Section 8.05                      Information from DTAG.  So long as the Series 2010-2 Notes remain outstanding, DTAG shall furnish the following to the Controlling Noteholder:

(a)           a copy of each certificate, opinion, report, statement, notice or other communication (other than investment instructions) relating to the Series 2010-2 Notes or the Group VI Collateral or otherwise relating to or affecting the rights of the Series 2010-2 Noteholders which the Series Documents require to be furnished by or on behalf of DTAG or RCFC to the Trustee or the Rating Agencies under any Series Document, concurrently therewith, and promptly after receipt thereof, a copy of each notice, demand or other communication relating to the Series 2010-2 Notes or the Group VI Collateral or otherwise relating to or affecting the rights of the Series 2010-2 Noteholders received by or on behalf of DTAG or RCFC under any Series Document;

(b)           such other information (including financial information), documents, records or reports respecting the Group VI Collateral, RCFC or the Master Servicer as the Controlling Noteholder may from time to time reasonably request; and

(c)           promptly upon becoming aware of any Potential Amortization Event, Amortization Event, Potential Lease Event of Default or Lease Event of Default, written notice thereof.

Section 8.06                      Principal Office.  RCFC shall not, nor shall RCFC or DTAG permit DTG Operations or any other Permitted Lessee that is then a Lessee under the Master Lease to, change the location of their respective principal office without 60 days prior notice to the Controlling Noteholder and otherwise in compliance with the Series Documents to which they are party.

Section 8.07                      Additional Series of Notes.  RCFC shall not issue after the Series 2010-2 Closing Date any new Series of Notes entitled to share in the Group VI Collateral unless (a) the Note Purchasers have given their prior written consent to such issuance or (b) (i) the proceeds of such issuance are to be used to pay in full the Series 2010-2 Invested Amount and all other amounts due and payable under the Series Documents to the Note Purchasers shall be paid concurrently therewith and (ii) the obligations of the Note Purchasers to make Advances under the Series Documents is terminated on or prior to the date of such issuance.

Section 8.08                      Cash Audits.  At any time and from time to time, following reasonable prior notice from the Controlling Noteholder, RCFC and DTAG shall cooperate with the Controlling Noteholder or its agents or representatives (including any independent public accounting firm or other third party auditors) in conducting a review of any 10 Business Days selected by the Controlling Noteholder (or its representatives or agents) and at the Controlling Noteholder’s sole cost and expense, confirming (i) the information contained in the Daily Report for each such day and (ii) that the Collections described in each such Daily Report for each such day were applied correctly in accordance with Article 4 of the Series 2010-2 Supplement (a “Cash Audit”); provided, that such Cash Audits shall be at RCFC’s sole cost and expense after the occurrence and during the continuance of an Amortization Event or Potential Amortization Event with respect to the Series 2010-2 Notes.

Section 8.09                      Margin Stock.  RCFC and DTAG shall not permit (a) any part of the proceeds of any Borrowing to be (x) used to purchase or carry any Margin Stock or (y) loaned to others for the purpose of purchasing or carrying any Margin Stock or (b) any amounts owed with respect to the Series 2010-2 Notes to be secured, directly or indirectly, by any Margin Stock.

Section 8.10                      Principal Payments.  On and after the Series 2010-2 Expected Final Payment Date, RCFC shall instruct the Trustee to use all amounts allocated to and available for distribution from each Excess Funding Account in respect of each Group VI Series of Notes to decrease, pro rata, the Series 2010-2 Invested Amount and the principal amount of any other Group VI Series of Notes that is then required to be paid.

Section 8.11                      Back-up Disposition Agent Agreement.  Neither RCFC nor DTAG shall amend the Back-Up Disposition Agent Agreement or the Back-up Servicing Agreement in a manner that materially adversely affects the Series 2010-2 Noteholders, as determined by the Series 2010-2 Required Noteholders in their sole discretion, without the prior written consent of the Series 2010-2 Required Noteholders.

Section 8.12                      Independent Directors.  RCFC shall not (a) remove any independent director of RCFC, without (i) delivering an Officers’ Certificate to the Trustee certifying that the replacement independent director of RCFC satisfies the requirements of its Certificate of Incorporation or Bylaws and (ii) obtaining the prior written consent of the Series 2010-2 Required Noteholders (not to be unreasonably withheld, conditioned or delayed), in each case, no later than 10 Business Days prior to the effectiveness of such removal, or (b) replace any independent director of RCFC unless (i) it has obtained the prior written consent of the Series 2010-2 Required Noteholders (not to be unreasonably withheld, conditioned or delayed) or (ii) such replacement independent director is an officer, director or employee of an entity that provides, in the ordinary course of its business, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities and otherwise meets the requirements of its organizational documents.

Section 8.13                      Fleet Report.  RCFC shall, within 45 days following the end of each calendar quarter, provide or cause to be provided to the Trustee and the Note Purchasers a report containing the information set forth in, and substantially in the form of, Exhibit C to the Master Collateral Agency Agreement (a “Fleet Report”).

Section 8.14                      Monthly Vehicle Statements.  On each Reporting Date, promptly after the receipt thereof, RCFC shall furnish or cause to be furnished to the Note Purchasers the “Monthly Vehicle Statement” provided pursuant to Section 24.4(f) of the Master Lease.

Section 8.15                      Weekly Vehicle Statements.  The Master Servicer, for so long as a Liquidation Event of Default or a Limited Liquidation Event of Default for any Series of Notes is continuing, upon request by the Controlling Noteholder, shall, within 2 days following the end of each calendar week, furnish or cause to be furnished to the Note Purchasers a report (which may be on a diskette or other electronic medium) that contains the same data set forth in a “Monthly Vehicle Statement” provided pursuant to Section 24.4(f) of the Master Lease, but determined on a weekly basis.

Section 8.16                      Demand Note.  RCFC shall not, without the prior written consent of the Series 2010-2 Required Noteholders, reduce the principal amount of the Demand Note below the initial principal amount thereof.

Section 8.17                      Title Audit.  The Controlling Noteholder may, or may cause a nationally recognized firm of independent accountants to, at the Controlling Noteholder’s sole cost and expense, from time to time and with reasonable advance notice to the Master Servicer, perform certain agreed upon procedures on a statistical sample of the Certificates of Title of the Group VI Vehicles designed to provide, to a certain specified confidence level, confirmation that such Vehicles are titled in the name of Rental Car Finance Corp. and the Certificates of Title indicate a first lien in the name of the Master Collateral Agent.

Section 8.18                      Non-Program Vehicle Report.  Concurrently with the furnishing thereof to the recipients specified in the Master Lease, the Master Servicer shall furnish or cause to be furnished to the Controlling Noteholder the “Non-Program Vehicle Report” provided pursuant to Section 24.4(h) of the Master Lease.

ARTICLE IX.
ADDITIONAL COVENANTS

Section 9.01                      Legal Conditions to Closing.  The parties hereto shall take all reasonable action necessary to obtain (and shall cooperate with one another in obtaining) any consent, authorization, permit, license, franchise, order or approval of, or any exemption by, any Governmental Authority or any other Person, required to be obtained or made by it in connection with the closing of the transactions contemplated by this Agreement.

Section 9.02                      Expenses.  All costs and expenses (including reasonable fees and expenses of counsel to the Initial Note Purchaser) incurred in connection with the preparation, execution and delivery of this Agreement and the other Series Documents up to $150,000 (except such cap shall not apply to such fees and expenses of counsel to the Initial Note Purchaser) shall (as between RCFC and the Initial Note Purchaser) be paid by RCFC.

Section 9.03                      Consents, etc.  Each Note Purchaser agrees not to unreasonably withhold, condition or delay its consent to any amendment or other matter requiring consent of the Series 2010-2 Noteholders under a provision of any Series Document to the extent that such provision specifies that such consent is not to be unreasonably withheld, conditioned or delayed.

Section 9.04                      Third-Party Market Value.  The Controlling Noteholder agrees to comply with Section 8.7 of the Series 2010-2 Supplement.

ARTICLE X.
INDEMNIFICATION

Section 10.01                                Indemnification.

(a)           In consideration of the execution and delivery of this Agreement (or an Assignment and Assumption Agreement in connection herewith) by the Note Purchasers, RCFC hereby indemnifies and holds the Indemnified Parties harmless from and against any and all actions, causes of action, suits, losses, costs, liabilities and damages, and reasonable expenses incurred in connection therewith (irrespective of whether any such Indemnified Party is a party to the action for which indemnification hereunder is sought and including, without limitation, any liability in connection with the offering and sale of the Series 2010-2 Notes), including reasonable attorneys’ fees and disbursements (collectively, the “Indemnified Liabilities”), incurred by the Indemnified Parties or any of them (whether in prosecuting or defending against such actions, suits or claims) as a result of, or arising out of, or relating to:

(i)           any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of any Advance; or

(ii)           the entering into and performance of this Agreement and any other Series Document by any of the Indemnified Parties; or

(iii)           any breach by RCFC of any representation warranty or covenant in this Agreement, any other Series Document to which it is a party or in any certificate or other written material delivered pursuant hereto or thereto; in each case as such Indemnified Liabilities are incurred, payable promptly upon request.

(b)           In consideration of the execution and delivery of this Agreement (or an Assignment and Assumption Agreement in connection herewith) by the Note Purchasers, DTAG hereby indemnifies and holds the Indemnified Parties harmless from and against any and all Indemnified Liabilities incurred by the Indemnified Parties or any of them (whether in prosecuting or defending against such actions, suits or claims) as a result of, or arising out of, or relating to any breach of any representation, warranty or covenant of DTAG in this Agreement, any Series Document to which it is a party or in any certificate or other written material delivered pursuant hereto, as such Indemnified Liabilities are incurred, payable promptly upon request.

(c)           Notwithstanding the indemnities set forth in Section 10.01(a) and (b) above, in no event shall any Indemnified Party be entitled to any indemnity or claim with respect to actions, causes of action, suits, costs, expenses, liabilities, damages or losses (i) resulting from (A) the disposition price or market value of Group VI Vehicles, (B) performance of the Group VI Collateral securing the Series 2010-2 Notes or the value, performance, market fluctuations or similar market or investment risks associated with ownership of the Series 2010-2 Notes (including, without limitation, those associated with the pledge, transfer or assignment thereof), (ii) which are the subject of Sections 2.06, 2.07, 2.09, 2.10 or 2.11 hereof, or (ii) arising from such Indemnified Party’s own gross negligence, willful misconduct or such Indemnified Party’s breach of Article VII hereof or any transfer restrictions set forth in the Series 2010-2 Notes.  If and to the extent that the foregoing undertaking may be unenforceable for any reason, each of DTAG and RCFC hereby agrees to make the maximum contribution owed by it under this Section 10.01 to the payment and satisfaction of each of the Indemnified Liabilities owed by it under this Section 10.01 and which is permissible under applicable law.

Section 10.02                                Procedure.  In order for an Indemnified Party to be entitled to any indemnification provided for under this Agreement in respect of, arising out of, or involving a claim made by any Person against the Indemnified Party (a “Third Party Claim”), such Indemnified Party must notify DTAG or RCFC, as applicable (the “Applicable Indemnifying Party”), in writing of the Third Party Claim within a reasonable time after receipt by such Indemnified Party of written notice of the Third Party Claim unless the Applicable Indemnifying Party shall have previously obtained actual knowledge thereof.  Thereafter, the Indemnified Party shall deliver to the Applicable Indemnifying Party, within a reasonable time after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.

Section 10.03                                Defense of Claims.  If a Third Party Claim is made against an Indemnified Party, (a) the Applicable Indemnifying Party will be entitled to participate in the defense thereof and, (b) if it so chooses, to assume the defense thereof with counsel selected by the Applicable Indemnifying Party, provided that in connection with such assumption such counsel is not reasonably objected to by the Indemnified Party.  Should the Applicable Indemnifying Party so elect to assume the defense of a Third Party Claim, the Applicable Indemnifying Party will not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof.  If the Applicable Indemnifying Party elects to assume the defense of a Third Party Claim, the Indemnified Party shall (i) cooperate in all reasonable respects with the Applicable Indemnifying Party in connection with such defense and (ii) not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Applicable Indemnifying Party’s prior written consent, as the case may be.  If the Applicable Indemnifying Party shall assume the defense of any Third Party Claim, the Indemnified Party shall be entitled to participate in (but not control) such defense with its own counsel at its own expense.  If the Applicable Indemnifying Party does not assume the defense of any such Third Party Claim, the Indemnified Party may defend the same in such manner as it may deem appropriate, including settling such claim or litigation with the prior written consent of the Applicable Indemnifying Party and upon any such settlement consented to by the Applicable Indemnifying Party, the Applicable Indemnifying Party will promptly reimburse the Indemnified Party therefor upon written request.  Notwithstanding anything contained in this Agreement to the contrary, no Applicable Indemnifying Party shall be entitled to assume the defense of any part of a Third Party Claim that seeks a temporary restraining order, injunction or other equitable relief or relief for other than money damages against the Indemnified Party.

Section 10.04                                Costs, Expenses and Increased Costs under Agreement.

(a)           RCFC shall be obligated to pay on demand to each Note Purchaser (i) all reasonable costs and expenses in connection with the preparation, execution and delivery of any requested amendments, waivers or consents relating to this Agreement or the other Series Documents, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Note Purchasers, with respect thereto and with respect to advising the Note Purchasers as to their respective rights and remedies under this Agreement and the other documents delivered hereunder or in connection herewith and (ii) all costs and expenses, if any, in connection with the enforcement of this Agreement and the other documents delivered hereunder or in connection herewith.

(b)           Subject to Section 11.09, RCFC shall be remain obligated to pay to the applicable Note Purchasers in accordance with the Series 2010-2 Supplement, the amount of any Additional Amounts payable to them to the extent not paid when otherwise required on a Payment Date pursuant to Section 4.7 of the Series 2010-2 Supplement.

ARTICLE XI.
MISCELLANEOUS

Section 11.01                                Amendments.  No amendment to or waiver of any provision of this Agreement shall be effective unless the same shall be in writing and signed by the Master Servicer, RCFC, and the Series 2010-2 Required Noteholders; provided, however, that any such amendment or waiver of any provision of this Agreement shall be subject to the consent of each Note Purchaser to the extent that the approval of such amendment or waiver requires the consent of each affected Noteholder under Section 11.2 of the Base Indenture.  Any such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.  RCFC shall provide Standard & Poor’s Ratings Services with written notice of any amendment to this Agreement.

Section 11.02                                Notices.

(a)           Any instruction, notice or communication provided for hereunder is duly given if in writing and delivered in person or mailed by first-class mail (registered or certified, return receipt requested), telecopier or overnight air courier guaranteeing next day delivery, to the other’s address set forth in Schedule I hereto or at such other address as shall be designated by such party in a written notice to the other parties hereto.  All notices to the Trustee shall be made in accordance with Section 12.1 of the Base Indenture.

(b)           Any notice (i) given in person shall be deemed delivered on the date of delivery of such notice, (ii) given by first class mail shall be deemed given five (5) days after the date that such notice is mailed, (iii) delivered by telecopier shall be deemed given on the date of delivery of such notice, and (iv) delivered by overnight air courier shall be deemed delivered one Business Day after the date that such notice is delivered to such overnight courier.  In the case by reason of the suspension of regular mail service or by reason of any other cause it shall be impracticable to give such notice by mail, then such notification as shall be made that is satisfactory to the Series 2010-2 Required Noteholders shall constitute a sufficient notification for every purpose hereunder.

(c)           Where this Agreement provides for notice in any manner, such notice may be waived in writing by any Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice.

Section 11.03                                No Waiver; Remedies.  No failure on the part of any party hereto to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 11.04                                Binding Effect; Assignability.  Subject to Sections 11.04(b) and 11.04(c), this Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns (including any subsequent Holders of the Series 2010-2 Notes); provided, however, that neither RCFC nor DTAG shall have the right to assign its rights hereunder or any interest herein (voluntarily, by operation of law or otherwise) without the prior written consent of the Note Purchasers; provided, that nothing herein shall prevent RCFC from assigning its rights to the Trustee under the Base Indenture and the Series 2010-2 Supplement.  Nothing expressed herein is intended or shall be construed to give any Person other than the Persons referred to in the preceding sentence any legal or equitable right, remedy or claim under or in respect of this Agreement.

(b)           Any Note Purchaser may assign all or a portion of the Series 2010-2 Notes held by it, together with its related rights and obligations under this Agreement and any other Related Documents to any banking institution with (i) a short-term unsecured indebtedness rating from Moody’s of not lower than “P-1” and from Standard & Poor’s of not lower than “A-1” and (ii) a long-term senior unsecured indebtedness rating from Moody’s of at least “A-2” and from Standard & Poor’s of at least “A”; provided, that a Note Purchaser shall not be permitted to assign any of its rights or obligations under this Agreement and the related Series 2010-2 Notes to any Ineligible Assignee/Participant; provided, further, that in no event shall there be more than ten Note Purchasers at any time.  The parties to each such permitted assignment shall execute and promptly deliver an Assignment and Assumption Agreement to RCFC.  From and after the effective date of such Assignment and Assumption Agreement, the assigning Note Purchaser shall be relieved of its rights and obligations hereunder to the extent so assigned.  Notwithstanding anything to the contrary contained herein, to the extent that any such assignment would, at the time of such assignment, result in increased costs under Sections 2.06, 2.09 or 2.11 from those being charged by the respective assigning Note Purchaser prior to such assignment, then RCFC shall not be obligated to pay such increased costs (although RCFC, in accordance with and pursuant to other provisions of this Agreement shall be obligated to pay any other increased costs of the type covered by any such Section resulting from changes after the date of the respective assignment).

(c)           A Note Purchaser may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more Persons (each, a “Participant”) participating interests in all or a portion of its rights and obligations under this Agreement and the Series 2010-2 Notes pursuant to documentation in form and substance satisfactory to such Note Purchaser and the related Participant; provided, that no Note Purchaser shall be permitted to sell any participating interest in all or any portion of its rights or obligations under this Agreement and the related Series 2010-2 Notes to any Ineligible Assignee/Participant.  Notwithstanding any such sale by a Note Purchaser of a participating interest to a Participant, (i)(x) such Note Purchaser’s rights and obligations under this Agreement shall remain unchanged, (y) such Note Purchaser shall remain solely responsible for the performance thereof, and (z) RCFC and the other parties hereto shall continue to deal solely and directly with such Note Purchaser in connection with this Agreement and (ii) no Note Purchaser shall sell any participating interest under which the Participant shall have rights to approve any amendment to, or any consent or waiver with respect to, this Agreement, the Base Indenture, the Series 2010-2 Supplement or any Related Document, except to the extent that the approval of such amendment, consent or waiver requires the consent of each affected Noteholder under Section 11.2 of the Base Indenture.  RCFC also agrees that each Participant shall be entitled to the benefits of Sections 2.06, 2.09, 2.10 and 2.11 hereof; provided, however, that all amounts payable by RCFC to any such Participant shall be limited to the amounts which would have been payable to the Note Purchaser selling such participating interest had such interest not been sold and, with respect to amounts due pursuant to Section 2.11, only to the extent such Participant shall have complied with the provisions of Section 2.11 as if such Participant were a Note Purchaser.

Section 11.05                                GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

Section 11.06                                No Proceedings.  Each of the parties hereto hereby covenants and agrees that, prior to the date which is one year and one day after the payment in full of any Series 2010-2 Notes issued by RCFC pursuant to the Base Indenture, it will not institute against, or join with any other Person in instituting against, RCFC, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or other proceedings under any Federal or state bankruptcy or similar law, all as more particularly set forth in Section 12.15 of the Base Indenture and subject to any retained rights set forth therein; provided, however, that nothing in this Section 11.06 shall constitute a waiver of any right to indemnification, reimbursement or other payment from RCFC pursuant to this Agreement or the Series 2010-2 Indenture.  If any party hereto takes action in violation of this Section 11.06, RCFC agrees that it shall file an answer with the bankruptcy court or otherwise properly contest the filing of such a petition by any such Person against RCFC or the commencement of such action and raise the defense that such Person has agreed in writing not to take such action and should be estopped and precluded therefrom and such other defenses, if any, as its counsel advises that it may assert.  The provisions of this Section 11.06 shall survive the termination of this Agreement.  Nothing contained herein shall preclude participation by any party hereto in assertion or defense of its claims in any such proceeding involving RCFC.

Section 11.07                                Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

Section 11.08                                No Recourse.  The obligations of any Note Purchaser under this Agreement, or any other agreement, instrument, document or certificate executed and delivered by or issued by such Note Purchaser or any officer thereof are solely the corporate, partnership or limited liability company obligations of such Note Purchaser.  No recourse shall be had for payment of any fee or other obligation or claim arising out of or relating to this Agreement or any other agreement, instrument, document or certificate executed and delivered or issued by such Note Purchaser or any officer thereof in connection therewith, against any stockholder, limited partner, member, employee, officer, director or incorporator of such Note Purchaser.

Section 11.09                                Limited Recourse.  The obligations of RCFC under this Agreement and the other Series Documents to which it is a party are solely the corporate obligations of RCFC.  No recourse shall be had for the payment of any fee or other obligation or claim arising out of or relating to this Agreement or the other Series Documents or any other agreement, instrument, document or certificate executed and delivered or issued by RCFC or by any stockholder, officer, director or employee thereof in connection herewith or therewith, against any stockholder, employee, officer or director of RCFC.  Notwithstanding anything herein to the contrary, each of the parties hereto agrees that amounts owed to them by RCFC under the Series Documents to which RCFC is a party shall be payable solely from amounts that become available for payment pursuant to the Series 2010-2 Indenture.

Without limiting the generality of the foregoing, and notwithstanding any other provision of this Agreement, (i) RCFC shall have no liability for any obligation of DTAG or for any claim against DTAG, and (ii) DTAG shall have no liability for any obligation of RCFC or for any claim against RCFC.

Section 11.10                                Term; Survival.

(a)           This Agreement shall create and constitute the continuing obligation of the parties hereto in accordance with its terms and shall remain in full force and effect until such time as all amounts payable with respect to the Series 2010-2 Notes shall have been paid in full, at which time this Agreement shall terminate except as otherwise provided in Section 11.10(b).

(b)           All covenants and indemnification contained in Article X and Sections 11.06, 11.08 and 11.09 of this Agreement shall survive the sale, transfer or repayment of the Series 2010-2 Notes.

Section 11.11                                Tax Characterization.  Each party to this Agreement (a) acknowledges that it is the intent of the parties to this Agreement that, for accounting purposes and for all federal, state and local income and franchise tax purposes, the Series 2010-2 Notes will be treated as evidence of indebtedness issued by RCFC, (b) agrees to treat the Series 2010-2 Notes for all such purposes as indebtedness and (c) agrees that the provisions of the Related Documents shall be construed to further these intentions.

Section 11.12                                Severability; Series 2010-2 Note Rate Limitation.

(a)           If any one or more of the covenants, agreements, provisions or terms of this Agreement shall for any reason whatsoever be held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement or of the Series 2010-2 Notes.

(b)           Notwithstanding anything in this Agreement, the other Series Documents or any Series 2010-2 Note to the contrary, if at any time the Series 2010-2 Note Rate with respect to a Series 2010-2 Note, together with all fees, charges and other amounts which are treated as interest on such Series 2010-2 Note, under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by such Series 2010-2 Noteholder in accordance with the terms of this Agreement, the other Series Documents or such Series 2010-2 Note, then the Series 2010-2 Note Rate, together with all Charges payable in respect of such Series 2010-2 Note, shall be limited to the Maximum Rate and, to the extent lawful, the Series 2010-2 Note Rate and Charges that would have been payable in respect of such Series 2010-2 Note, but were not payable as a result of the operation of this Section (or the proviso to the definition of the Series 2010-2 Note Rate in the Series 2010-2 Supplement), shall be cumulated and such cumulated amounts shall be payable to the applicable Series 2010-2 Noteholder in later periods to the extent such payment would not cause the then current Series 2010-2 Note Rate and then current Charges together with such cumulated amounts to exceed the Maximum Rate until such cumulated amount shall have been received by such Series 2010-2 Noteholder.

Section 11.13                                Headings.  The headings herein are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof.

Section 11.14                                Submission to Jurisdiction.  Each of the parties hereto hereby irrevocably and unconditionally:

(a)           submits for itself and its property in any legal action or proceeding relating to this Agreement, any other Series Document, any Series 2010-2 Note or the other documents executed and delivered in connection herewith or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b)           consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)           agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person at its address determined in accordance with Section 11.02; and

(d)           agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

Section 11.15                                Characterization as Related Document; Entire Agreement.  This Agreement shall be deemed to be a Related Document for all purposes of the Series 2010-2 Indenture and the other Related Documents.  This Agreement, together with the Series 2010-2 Indenture, the agreements delivered pursuant to Article IV and the other Related Documents, including the exhibits and schedules thereto, contains a final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, superseding all previous oral statements and other writings with respect thereto.

Section 11.16                                Confidentiality.

(a)           Each Note Purchaser hereby agrees that neither it (nor its agents or representatives) shall disclose the terms and conditions of the Series Documents or any Confidential Information to any Person without the prior written consent of the DTAG, RCFC and the applicable Lessee.  Notwithstanding anything herein to the contrary, the foregoing shall not be construed to prohibit any Note Purchaser from (i) disclosing any and all information that is or becomes publicly known through no fault of a Note Purchaser (including a breach of this Section 11.16), (ii) disclosure of any and all information (which makes reference to RCFC or this transaction) obtained by any Note Purchaser from sources (other than RCFC) that to the knowledge of such Note Purchaser are not subject to a confidentiality obligation with RCFC, DTAG or the applicable Lessee, as the case may be, (iii) disclosing any and all information (A) if required to do so by any applicable statute, law, rule or regulation or judicial process, (B) to any government agency or regulatory body having or claiming authority to regulate or oversee any aspects of a Note Purchaser’s business or that of its Affiliates, (C) pursuant to any subpoena (or similar legal process), civil investigative demand or similar demand or request of any court, administrative order or decree, governmental or regulatory authority or self-regulatory authority organization, arbitrator or arbitration to which any Note Purchaser or an Affiliate or an officer, director or employee thereof is a party, (D) to any other Note Purchaser, (E) to actual or prospective assignees and participants meeting the requirements of Sections 11.04(b) or 11.04(c), as applicable, who agree to be bound by the provisions of this Section 11.16(a), (F) to any Affiliate of such Note Purchaser and its officers, directors, employees, agents and advisors (including, without limitation, legal counsel and accountants) having a need to know the same, provided that such Note Purchaser advises such recipient of the confidential nature of the information being disclosed, (G) to any independent or internal auditor, agent, employee, attorney or professional advisor of such Note Purchaser having a need to know the same, provided that such Note Purchaser advises such recipient of the confidential nature of the information being disclosed, (H) in the course of litigation with DTAG, RCFC or the applicable Lessee or (I) to any Person to the extent such Note Purchaser reasonably determines such disclosure is necessary or appropriate in connection with the enforcement or for the defense of the rights and remedies under the Series 2010-2 Notes, the Series 2010-2 Indenture or any other Related Document or (iv) any other disclosure authorized by RCFC in advance in writing.

(b)           Neither RCFC nor DTAG shall, nor shall RCFC or DTAG permit its Affiliates to, disclose, (x) the terms and conditions of this Agreement to anyone not a party hereto (other than a party or prospective party to a Permitted Change in Control Transaction) or (y) any other non-public information with respect to the Note Purchasers and their respective businesses obtained by RCFC, DTAG or their respective Affiliates in connection with the structuring, negotiating and execution of the transactions contemplated herein; provided, however, that RCFC, DTAG and their respective Affiliates may disclose this Agreement and such non-public information: (i) to their respective officers, directors, employees, agents, auditors, legal counsel and other advisers; (ii) if requested, to any Rating Agency which rates any Series of Notes issued under the Base Indenture; (iii) as may be required by any law, rule or regulation; (iv) as may be required by any direction, request or order of any judicial, arbitral, administrative or regulatory authority or proceedings; and (v) to such Persons as may be approved in writing by the Series 2010-2 Required Noteholders.

[SIGNATURES FOLLOW]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duty authorized, as of the date first above written.

RENTAL CAR FINANCE CORP.

By:  _____________________________________
Name:
Title:

DOLLAR THRIFTY AUTOMOTIVE GROUP, INC.

By:  _____________________________________
Name:
Title:

S-1

WELLS FARGO BANK, N.A., as the Initial Note Purchaser

By:
Name:
Title:

S-2

EXHIBIT A

FORM OF BORROWING REQUEST

[____________________]
[____________________]
[____________________]
[____________________]

Ladies and Gentlemen:

This Borrowing Request is delivered to you pursuant to Section 2.02 of that certain Note Purchase Agreement, dated as of June 17, 2010 (as amended, supplemented, restated or otherwise modified from time to time, the “Note Purchase Agreement”), among Rental Car Finance Corp., an Oklahoma corporation, Dollar Thrifty Automotive Group, Inc., a Delaware corporation, the Initial Note Purchaser party thereto, and the other Note Purchasers from time to time party thereto.  Unless otherwise defined herein or as the context otherwise requires, terms used herein have the meaning assigned thereto under Section 1.01 of the Note Purchase Agreement.

The undersigned hereby requests that an Advance be made in the aggregate principal amount of $___________ on ____________, 201_ (the “Advance Date”).  Each Note Purchaser is hereby requested to make an Advance on such date in the amount set forth below opposite its name:

Wells Fargo Bank, N.A.	$___________________
[Other Note Purchasers]	$___________________

The undersigned hereby certifies that (i) the Aggregate Asset Amount as of the Advance Date will be an amount equal to $______________ , and (ii) the Series 2010-2 Enhancement Amount as of the Advance Date will be an amount equal to $______________.

The undersigned hereby acknowledges that the delivery of this Borrowing Request and the acceptance by the undersigned of the proceeds of the Advance requested hereby constitute a representation and warranty by the undersigned that, on the date hereof and on the Advance Date, and before and after giving effect thereto and to the application of the proceeds therefrom, (i) all conditions set forth in Article IV of the Note Purchase Agreement will have been satisfied, (ii) all the terms, covenants, agreements and conditions of the Series Documents to be complied with and performed by RCFC, DTAG, DTG Operations and any Permitted Lessee that is then a Lessee under the Master Lease at or before the time of such Advance shall have been complied with and performed in all material respects, and (iii) each of the representations and warranties of RCFC, DTAG, DTG Operations and any such Permitted Lessee made in the Series Documents to which they are a party shall be true and correct in all

Exhibit A - 1

material respects as of the time of such Advance (except to the extent they expressly relate to an earlier or later time).

The undersigned agrees that if prior to the time of the Advance requested hereby any matter certified to herein by it will not be true and correct at such time as if then made, it will immediately so notify each Note Purchaser.  Except to the extent, if any, that prior to the time of the Advance requested hereby each Note Purchaser shall receive written notice to the contrary from the undersigned, each matter certified to herein shall be deemed once again to be certified as true and correct at the date of such Advances as if then made.

Please wire transfer the proceeds of the Advance to the following account pursuant to the following instructions:

[insert payment instructions]

The undersigned has caused this Borrowing Request to be executed and delivered, and the certification and warranties contained herein to be made, by its duly Authorized Officer this ____ day of __________, 201_.

RENTAL CAR FINANCE CORP.

By:  ___________________________________
Name:
Title:

Exhibit A - 2

EXHIBIT B

FORM OF REDUCTION REQUEST

[____________________]
[____________________]
[____________________]
[____________________]

Ladies and Gentlemen:

This request for the reduction of the Series 2010-2 Maximum Invested Amount is delivered to you pursuant to Section 2.03(a) of that certain Note Purchase Agreement, dated as of June 17, 2010 (as amended, supplemented, restated or otherwise modified from time to time, the “Note Purchase Agreement”), among Rental Car Finance Corp., an Oklahoma corporation, Dollar Thrifty Automotive Group, Inc., a Delaware corporation, the Initial Note Purchaser party thereto and the other Note Purchasers from time to time party thereto.  Unless otherwise defined herein or as the context otherwise requires, terms used herein have the meaning assigned thereto under Section 1.01 of the Note Purchase Agreement.

The undersigned hereby requests that the Series 2010-2 Maximum Invested Amount be reduced in the aggregate amount of $___________ on ____________, 201_.  The Note Purchaser Funding Limit of each Note Purchaser shall be decreased by the amount set forth below opposite its name:

	Amount of Reduction	Remaining Note Purchaser Funding Limit
Wells Fargo Bank, N.A.	$___________________	$___________________
[Other Note Purchasers]	$___________________	$___________________

The undersigned hereby represents and warrants that, after giving effect to the reduction requested hereby, the Series 2010-2 Maximum Invested Amount shall not be lower than the Series 2010-2 Invested Amount.  The undersigned agrees that if prior to the time of the reduction requested hereby the foregoing will not be true and correct at such time as if then made, it will immediately so notify each Note Purchaser.  Except to the extent, if any, that prior to the time of the reduction requested hereby each Note Purchaser shall receive written notice to the contrary from the undersigned, the matter certified to herein shall be deemed once again to be certified as true and correct at the date of such reduction as if then made.

Exhibit B - 1

The undersigned has caused this request to be executed and delivered, and the certification and warranties contained herein to be made, by its duly Authorized Officer this ____ day of __________, 201_.

RENTAL CAR FINANCE CORP.

By:  ___________________________________
Name:
Title:

Exhibit B - 2

EXHIBIT C

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

This ASSIGNMENT AND ASSUMPTION AGREEMENT, dated as of [                                                                                                                     ], is made among [] (the “Transferor”), each purchaser listed as an Acquiring Purchaser on the signature pages hereof (each, an “Acquiring Purchaser”) and Rental Car Finance Corp., an Oklahoma corporation (“RCFC”).

W I T N E S S E T H:

WHEREAS, this Assignment and Assumption Agreement is being executed and delivered in accordance with Section 11.04 of the Note Purchase Agreement, dated as of June 17, 2010 (as from time to time amended, supplemented or otherwise modified in accordance with the terms thereof, the “Series 2010-2 Note Purchase Agreement”; capitalized terms used but not defined herein have the meanings given therein), among RCFC, Dollar Thrifty Automotive Group, Inc., a Delaware corporation (“DTAG” or, in its capacity as master servicer under the Master Lease referred to below, the “Master Servicer”), the Initial Note Purchaser party thereto and the note purchasers from time to time party thereto;

WHEREAS, each Acquiring Purchaser (if it is not already an existing Note Purchaser) wishes to become a Note Purchaser party to the Series 2010-2 Note Purchase Agreement; and

WHEREAS, the Transferor is selling and assigning to each Acquiring Purchaser, its rights, obligations and commitments under the Series 2010-2 Note Purchase Agreement, the Series 2010-2 Notes and the other Related Documents;

NOW, THEREFORE, the parties hereto hereby agree as follows:

Upon the execution and delivery of this Assignment and Assumption Agreement by each Acquiring Purchaser, the Transferor and RCFC (the date of such execution and delivery, the “Transfer Date”), each Acquiring Purchaser shall be a Note Purchaser party to the Series 2010-2 Note Purchase Agreement for all purposes thereof.

The Transferor acknowledges receipt from each Acquiring Purchaser of an amount equal to the purchase price, as agreed between the Transferor and such Acquiring Purchaser, of the portion being purchased by such Acquiring Purchaser (such Acquiring Purchaser’s “Purchased Percentage”) of the Transferor’s rights and obligations under the Series 2010-2 Note Purchase Agreement, the Series 2010-2 Notes and the other Related Documents as set forth on Schedule I hereto.  The Transferor hereby irrevocably sells, assigns and transfers to each Acquiring Purchaser, without recourse, representation or warranty except as provided herein, and each Acquiring Purchaser hereby irrevocably purchases, takes and assumes from the Transferor, such Acquiring Purchaser’s Purchased Percentage of the Transferor’s rights, obligations and commitments under the Series 2010-2 Note Purchase Agreement as set forth on Schedule I hereto.  The Transferor has made arrangements with each Acquiring Purchaser with

Exhibit C - 1

respect to (i) the portion, if any, to be paid, and the date or dates for payment, by the Transferor to such Acquiring Purchaser of any facility fee or other fees (collectively, the “Fees”) heretofore received by the Transferor pursuant to Section 2.04 of the Series 2010-2 Note Purchase Agreement prior to the Transfer Date and (ii) the portion, if any, to be paid, and the date or dates for payment, by such Acquiring Purchaser to the Transferor of Fees received by such Acquiring Purchaser pursuant to the Series 2010-2 Supplement from and after the Transfer Date.

From and after the Transfer Date, amounts that would otherwise be payable to or for the account of the Transferor pursuant to the Series 2010-2 Supplement or the Series 2010-2 Note Purchase Agreement shall, instead, be payable to or for the account of the Transferor and/or the Acquiring Purchasers, as the case may be, in accordance with their respective interests as reflected in this Assignment and Assumption Agreement, whether such amounts have accrued prior to the Transfer Date or accrue subsequent to the Transfer Date.

Each of the parties to this Assignment and Assumption Agreement agrees that at any time and from time to time upon the written request of any other party, it will execute and deliver such further documents and do such further acts and things as such other party may reasonably request in order to effect the purposes of this Assignment and Assumption Agreement.

By executing and delivering this Assignment and Assumption Agreement, the Transferor and each Acquiring Purchaser confirm to and agree with each other and the Acquiring Purchasers as follows:  (i) other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned hereby free and clear of any adverse claim, the Transferor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Series 2010-2 Supplement or the Series 2010-2 Note Purchase Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Series 2010-2 Indenture, the Series 2010-2 Notes, the other Series Documents or any instrument or document furnished pursuant thereto; (ii) the Transferor makes no representation or warranty and assumes no responsibility with respect to the financial condition of RCFC or the performance or observance by RCFC of any of RCFC’s obligations under the Series 2010-2 Indenture, the other Series Documents or any other instrument or document furnished pursuant hereto; (iii) each Acquiring Purchaser confirms that it has received a copy of the Series 2010-2 Indenture, the Series 2010-2 Note Purchase Agreement and such other Series Documents and other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption Agreement; (iv) each Acquiring Purchaser will, independently and without reliance upon the Transferor and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Series 2010-2 Note Purchase Agreement; and (v) each Acquiring Purchaser agrees for the benefit of the Transferor and RCFC that it will perform in accordance with its terms all of the obligations which by the terms of the Series 2010-2 Note Purchase Agreement are required to be performed by it as a Note Purchaser thereunder.  Each Acquiring Purchaser hereby represents and warrants to RCFC that the representations and warranties contained in Section 7.01 of the Series 2010-2 Note Purchase Agreement are true and correct with respect to such Acquiring Purchaser on and as of the date hereof and such Acquiring Purchaser shall be deemed to have made such

Exhibit C - 2

representations and warranties contained in Section 7.01 of the Series 2010-2 Note Purchase Agreement on and as of the date hereof and shall comply with the covenants and agreements contained in Section 7.01 of the Series 2010-2 Note Purchase Agreement applicable to Note Purchasers.

Schedule I hereto sets forth the revised Applicable Pro Rata Share (both used and unused) of the Transferor and each Acquiring Purchaser as of the Transfer Date as well as administrative information with respect to each Acquiring Purchaser.

This Assignment and Assumption Agreement and all matters arising under or in any manner relating to this Assignment and Assumption Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without reference to its conflict of law provisions (other than Section 5-1401 of the New York General Obligations Law), and the obligations, rights and remedies of the parties hereto shall be determined in accordance with such law.

Exhibit C - 3

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption Agreement to be executed by their respective duly authorized officers as of the date first set forth above.

[ ], as Transferor

By:______________________________
Title:

By:______________________________
Title:

[ ], as Acquiring Purchaser

By:______________________________
Title:

Exhibit C - 4

CONSENTED AND ACKNOWLEDGED:

RENTAL CAR FINANCE CORP.

By: _______________________________
Title:

Exhibit C - 5

SCHEDULE I
LIST OF ADDRESSES FOR NOTICES
AND OF APPLICABLE PRO RATA SHARE

Purchased Percentage: [     ]

[TRANSFEROR]

Address:                      [           ]
Attention: [                      ]
Telephone: [                    ]
Facsimile: [                       ]

[Prior Applicable Pro Rata Share:                                                                     [           ] (used) [                      ] (unused)

Revised Applicable Pro Rata Share:                                                                [           ] (used) [                      ] (unused)

Prior Note Purchaser Funding Limit:                                                                [           ]

Revised Note Purchaser Funding Limit:                                                          [           ]]

 [ACQUIRING PURCHASER]

Address:                      [           ]
Attention: [                      ]
Telephone: [                    ]
Facsimile: [                       ]

[Prior Applicable Pro Rata Share:                                                                    [           ] (used) [                      ] (unused)

Revised Applicable Pro Rata Share:                                                                [           ] (used) [                      ] (unused)

Prior Note Purchaser Funding Limit:                                                                [           ]

Revised Note Purchaser Funding Limit:                                                          [           ]]

Exhibit C - 6

SCHEDULE I

ADDRESSES FOR NOTICE

In the case of RCFC:

Rental Car Finance Corp.
5330 East 31st Street
Tulsa, Oklahoma 74135
Attention:  Pamela S. Peck
Facsimile:  (918) 669-2301

In the case of the Master Servicer:

Dollar Thrifty Automotive Group, Inc.
5330 East 31st Street
Tulsa, Oklahoma 74135
Attention:  Pamela S. Peck
Facsimile:  (918) 669-2301

In the case of the Initial Note Purchaser:

Wells Fargo Bank, N.A.
MAC U1803-011
102 W. Main Street, 1st Floor
Emmett, Idaho 83617-2936
Attention:  Barbara Nau, Vice President
Facsimile:  (208) 477-2105

with a copy to:

Wells Fargo Bank, Law Department
MAC A0194-263
45 Fremont Street, 26th Floor
San Francisco, CA 94105
Attention: Penny Shepherd

Schedule I - 1

SCHEDULE II

NOTE PURCHASER FUNDING LIMITS

Note Purchaser	Note Purchaser Funding Limit

Wells Fargo Bank, N.A.	300 million U.S. dollars (U.S.$300,000,000)

Schedule II - 1

SCHEDULE III

LITIGATION CLAIMS

None, other than those set forth in Dollar Thrifty Automotive Group, Inc.’s (i) Annual Report on Form 10-K for the fiscal year ended December 31, 2009, (ii) Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010 and (iii) preliminary proxy statement dated May 25, 2010 under the heading “The Merger – Litigation Relating to the Merger,” which was filed with the Securities and Exchange Commission by Hertz Global Holdings, Inc. on May 26, 2010 as part of a Registration Statement on Form S-4.

Schedule III - 1